Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among:

ADAPTEC, INC.,

and

PMC-SIERRA, INC.

Dated as of May 8, 2010

Table of Contents

(continued)

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Table of Contents

(continued)

-iii-

EXHIBITS

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of License Agreement
Exhibit E	Form of Escrow Agreement

SCHEDULES

1.1(a)	Employees
1.1(b)	Retention Agreements
1.1(c)	Seller Knowledge Individuals
1.1(d)	The Selling Subsidiaries
1.1(e)	Identified Employees
1.1(f)	Scheduled Aristos Agreement
2.1(b)	Fixed Assets
2.1(c)	Assumed Contracts
2.1(d)	Owned Business IP
2.1(e)	Leases
2.1(h)	Website Data and Content
2.1(i)	Governmental Authorizations
2.1(j)	Excluded Accounts Receivables
2.1(l)	Non-transferred Pre-Paid Expenses and Deposits
2.1(m)	Assumed Employee Plans
2.2(b)	Excluded Intellectual Property Rights
2.2(h)	Aristos Patents
2.2(r)	Excluded Assets
2.3(a)(ii)	EOL Products
2.3(a)(vi)	Severance Agreements
2.3(a)(x)	Scheduled Liabilities
6.2(e)	Severance Benefits
6.7(d)	Third Party Consents
8.2(e)	Required Consents

DISCLOSURE SCHEDULE

3.4(a)	No Conflicts
3.4(b)	Required Consents
3.6(a)	Title Exceptions
3.6(b)	Sufficiency
3.7	Modifications of Leases
3.9(a)	Defaults, etc. Under Assumed Contracts
3.9(b)	Material Contracts
3.11	Litigation
3.12(b)(i)	Licensed Business IP
3.12(b)(ii)	Conflicts with Transferred Licenses
3.12(b)(iii)	Rights; License Fees

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3.12(d)	Open Source Software; Software
3.12(e)	Third-Party Licenses; Licensed-Out Rights
3.12(f)	Infringement/Misappropriation of Third Party Rights
3.12(g)	Encumbrances on Seller Rights
3.12(h)	IP Claims or Proceedings
3.12(j)	Excluded Patents Proceedings
3.13(a)	Employees, Consultants
3.13(c)	Employees on Leave
3.13(d)	Violations of Employment Law
3.13(e)	Employees under Contract
3.13(g)(i)	Key Employees
3.13(g)(ii)	Key Employees Notices
3.13(h)	Employees not “at will”
3.15	Insurance
3.16(a)	Unresolved Tax Issues
3.17	Accounts Receivable
3.18	Product Warranty
3.19	Broker Fees
3.21(a)	Benefit Plans
3.21(b)	Pension Liability
3.21(c)	ERISA Plans
3.21(f)	Employee Plan Liability
3.21(g)	Employee Payments
3.22(a)	Customers and Suppliers
3.22(b)	Customer Termination
3.23	Material Changes
3.24	Export Controls

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into on May 8, 2010, by and among ADAPTEC, INC., a Delaware corporation (“Seller”) and PMC-SIERRA, INC., a Delaware corporation (“Buyer”). Certain terms are used herein as defined below in Article I or elsewhere in this Agreement.

RECITALS

WHEREAS, Seller is in the business of providing data storage hardware and software solutions and products including ASICs, HBAs, RAID controllers, Adaptec RAID software, Adaptec RAID code (ARC), storage management software including Adaptec Storage Manager (ASM), option ROM BIOS, command line interface (CLI), storage virtualization software, and other solutions that span SCSI, SAS, and SATA interface technologies, and that optimize the performance of both hard disk and solid state drives (the “Business”); provided, that for purposes of clarity, the Business shall exclude the Aristos Business.

WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain assets used in connection with the Business; and

WHEREAS, Seller is willing to provide to Buyer, and Buyer is willing to provide to Seller, certain transition services on the terms and subject to the conditions of a transition services agreement to be executed by the parties pursuant to this Agreement.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing premises, which are incorporated herein by reference, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms, as well as any other terms defined elsewhere in this Agreement, shall be equally applicable to both the singular and plural forms of the terms defined).

“Accounts Receivable” means all trade accounts receivable and other rights to payment from customers related exclusively to the Business and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or Products sold or services rendered to customers related exclusively to the Business.

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest made by any Person other than Buyer or its Affiliates relating to (i) any merger, consolidation, business combination, sale, license involving or other disposition of any of the Purchased Assets pursuant to one or more related or unrelated transactions, (ii) a sale of 50% or more of the outstanding shares of capital stock of Seller (including by way of a tender offer or otherwise), involving one or more third parties (other than Buyer and its Affiliates) or (iii) any transaction which is similar in form, substance or purpose to any of the foregoing transactions.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. The term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Agreed Portion of Damages” has the meaning set forth in Section 9.4(b)(ii).

“Aristos” means Aristos Logic Corporation, a Delaware corporation and wholly-owned subsidiary of Seller.

“Aristos Assets” means all assets (i) owned by Aristos or related to, and used in, the Aristos Business and (ii) not used in or held for use in the Business.

“Aristos Business” means the development, manufacture, sale and support of the silicon, software and board-level products for RAID storage sold by Aristos as of the date hereof under the Aristos brand name.

“Asserted Damages Amount” has the meaning set forth in Section 9.4(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.7(b).

“Assumed Contracts” has the meaning set forth in Section 2.1(c).

“Assumed Employee Plans” has the meaning set forth in Section 2.1(m).

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Automatic Transferred Employees” means those Employees where local Legal Requirements, including but not limited to the Transfer Regulations, provide for an automatic transfer of employees upon the transfer of a business as a going concern and such transfer occurs by operation of Legal Requirements other than the Identified Employees.

“Base Salary” means the annual base salary for non-sales Employees and target annual earnings for sales Employees. Base Salary does not include any bonuses, overtime, incentive pay, commissions (other than target commissions), compensation associated with employee stock options, fringe benefits, shift premiums, shift differentials, car allowance, reimbursements, expense allowances or any other irregular payments.

“Bill of Sale” has the meaning set forth in Section 2.7(a).

“Breach” means (a) any breach of, or inaccuracy in, any representation or warranty, (b) any breach or violation of, default under, failure to perform, failure to comply with or failure to notify, or noncompliance with, any covenant, agreement or obligation, or (c) any one or more other occurrences, circumstances, conditions or other events the existence of which, individually or together, whether unconditionally or with the passing of time or the giving of notice, or both, would (i) constitute a breach, violation, default, failure or noncompliance referred to in clauses (a) and (b) of this paragraph, (ii) permit any Person to accelerate any monetary obligation, (iii) permit any Person to abridge, delay, condition, terminate, revoke, rescind or cancel any right, license, Liability, debt, power, authority, privilege or obligation, or (iv) require, or permit any Person to require, the payment of a monetary penalty or liquidated damages.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than (i) a Saturday or Sunday, and (ii) a day on which banks in the city of New York, New York are closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnitee” has the meaning set forth in Section 9.1.

“Buyer Plans” has the meaning set forth in Section 6.2(e).

“CERCLA” has the meaning set forth in Section 3.14.

“Clean Air Act” has the meaning set forth in Section 3.14.

“Closing” has the meaning set forth in Section 2.6.

“Closing Accounts Receivable” has the meaning set forth in Section 3.17.

“Closing Date” has the meaning set forth in Section 2.6.

“COBRA” has the meaning set forth in Section 3.21(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement Date” has the meaning set forth in Section 5.4(a).

“Confidentiality Agreement” has the meaning set forth in Section 6.1.

“Contract” will mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, lease, license, note, bond, indenture, loan, guaranty, option, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature, including all amendments thereto.

“Copyrights” means worldwide (i) registered copyrights in published or unpublished works, mask work rights and similar rights, mask work registrations, and copyright applications for registration, including any renewals thereof, and (ii) copyrightable works and other rights of authorship in published or unpublished works.

“Damages” means any actual loss, liability, claim, damage, deficiency, judgment, interest, fine, penalty, assessment, award, costs, or expense, whether or not involving a Third Party Claim, but shall not include lost profits or consequential damages.

“Disclosure Schedule” means the disclosure schedule dated as of the date hereof regarding this Agreement that has been provided by Seller to Buyer.

“Employee Plans” has the meaning set forth in Section 3.21(a).

“Employees” means (i) the employees of Seller or the Selling Subsidiaries, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, and employees on long-term disability leave, that are primarily engaged in providing services to the Business and set forth on Schedule 1.1(a) and (ii) each other employee of Seller and/or the Selling Subsidiaries that Seller and Buyer have mutually agreed to prior to the Closing Date or whose transfer to Buyer and its Subsidiaries is required by applicable Legal Requirements.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, infringement, interference, preemptive right, right of first option, right of first refusal or similar restriction with respect to any property or asset, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” has the meaning set forth in Section 3.14.

“EOL Products” means any Products of Seller, or its Affiliates, for which the last time buy period expired on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.21(a).

“Escrow Agent” has the meaning set forth in Section 2.4.

“Escrow Agreement” has the meaning set forth in Section 2.4.

“Escrow Amount” means an amount in cash equal to $5,000,000.

“Escrow Expiration Date” has the meaning set forth in Section 9.8.

“Escrow Fund” has the meaning set forth in Section 2.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.3(b).

“Excluded Patents” has the meaning set forth in Section 2.2(b).

“Fixed Assets” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventory) of every kind owned or leased (wherever located and whether or not carried in the Records of the Business) in connection with the Business, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance Records and other documents relating thereto to the extent existing on the Closing Date.

“GAAP” means generally accepted accounting principles for financial reporting in the United States, applied on a consistent basis.

“Governmental Authority” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-Governmental Authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, Representative, organization, unit, body or entity and any court or other tribunal), (iv) international or multi-national organization or body, or (v) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or Taxing authority or power of any nature.

“Governmental Authorizations” has the meaning set forth in Section 3.5.

“Hazardous Substances” or “Hazardous Substance” shall mean any substance regulated under any of the Environmental Laws, including, without limitation, any substance which is: (A) petroleum, asbestos or asbestos-containing material, urea formaldehyde or polychlorinated biphenyls; (B) a “hazardous substance,” “pollutant” or “contaminant” (as defined in Sections 101(14), and (33) of CERCLA or the regulations designated pursuant to Section 102 of CERCLA), including any element, compound, mixture, solution or substance that is or may be designated pursuant to Section 102 of CERCLA; (C) listed in the United States Department of Transportation Hazardous Material Tables, 49 C.F.R. §172.101; (D) defined, designated or listed as a “Hazardous Waste” pursuant to the RCRA or (E) listed as a “Hazardous Air Pollutant” under Section 112 of the Clean Air Act.

“Indemnification Demand” has the meaning set forth in Section 9.4(a).

“Indemnified Party” has the meaning set forth in Section 9.4(a).

“Indemnifying Party” shall mean any Person required to provide indemnification pursuant to Article IX.

“Identified Employees” means the Employees listed on Schedule 1.1(e).

“Insurance Policies” means all policies of fire, liability, product liability, workers’ compensation, health and other forms of insurance presently in effect with respect to the Business or Purchased Assets.

“Intellectual Property Rights” means Patents, Trademarks, Copyrights, Other IP Rights, Software, and Proprietary Information, and includes any rights to exclude others from using or appropriating any of the foregoing, including without limitation the rights to sue for and remedies against past, present or future infringements, violations, or misappropriations of any or all of the foregoing and rights of priority and protection of interests therein, and any other proprietary, intellectual property or other rights relating to any or all of the foregoing anywhere in the world.

“Inventory” means inventory, wherever located (including in transit where title has passed to Seller), primarily used or useable exclusively in the Business including inventory, inventory consigned to third parties, merchandise, goods and other personal property that are held by or on behalf of the Business for sale or lease or are furnished or are to be furnished under a service contract, or that constitute raw materials, work in process, finished goods, returned goods, spare parts, or materials or supplies of any kind, nature or description, including Inventory related to any EOL Products.

“IRS” means the United States Internal Revenue Service.

“Key Employees” has the meaning set forth in Section 3.13(g).

“Leases” has the meaning set forth in Section 2.1(e).

“Leased Real Property” has the meaning set forth in Section 3.7.

“Legal Requirement(s)” means any federal, state, local, municipal, foreign, international, multi-national or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, conditional or unconditional, accrued or unaccrued, liquidated or unliquidated, vested or unvested, joint or several, due or to become due, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on financial statements.

“License Agreement” means that certain license agreement by and between Seller and Buyer to be entered into as of the date hereof, substantially in the form attached hereto as Exhibit D.

“Licensed Business IP” means all Intellectual Property Rights (i) not owned by Seller or any of the Selling Subsidiaries and (ii) used or held for use in the conduct of the Business.

“Licensed Software” has the meaning set forth in Section 3.12(d).

“Material Adverse Effect” means any event or circumstance that, individually or in the aggregate, has had or caused, or would reasonably be expected to have or cause, a material adverse effect on the condition (financial or otherwise), assets (including intangible assets), Liabilities or operations of the Business, Purchased Assets or Assumed Liabilities, but excludes any state of facts, event, change or effect caused by events, changes or developments relating to (i) changes or conditions affecting the computer storage industry generally to the extent any such changes or conditions do not have a materially disproportionate impact on the Business, Purchased Assets or Assumed Liabilities; (ii) changes in economic, regulatory or political conditions in the United States generally that do not have a materially disproportionate impact on the Business, Purchased Assets or Assumed Liabilities as compared to other companies generally in the computer storage industry; (iii) acts of terrorism, war or natural disasters; (iv) any failure by Seller to meet any internal or external projections, forecasts or estimates of revenues or earnings, in and of itself, for any period ending on or after the date hereof (it being understood that the underlying change, effect, event, occurrence or development giving rise to or contributing to such failure shall be taken into account except for such underlying events, changes, effects, or developments provided in clauses (i), (ii), and (iii) above); or (v) the execution, announcement or pendency of this Agreement or the transactions contemplated hereby, including the impact thereof on the Business or relationships, contractual or otherwise, with customers, vendors or employees.

“Material Contract” has the meaning set forth in Section 3.9(b).

“Open Source Software” means (A) Software that requires as a condition of use, modification or distribution that such Software or other Software incorporated into, derived from, combined with, or distributed with such Software: (i) be disclosed or distributed in source code form; (ii) be licensed to other users to enable making of derivative works; or (iii) be redistributable at no charge; and (B) Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (t) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (u) the Artistic License (e.g., PERL); (v) the Mozilla Public License; (w) the Netscape Public License; (x) the Sun Community Source License (SCSL); (y) the Sun Industry Source License (SISL); and (z) the Apache Software License.

“Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by a Governmental Authority.

“Ordinary Course of Business” means, with respect to any action by any Person, that such action (i) is consistent in nature, scope, quality, frequency and magnitude with the past customs and practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person, and (ii) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.

“Other IP Rights” means worldwide (i) Internet domain names; (ii) website content; (iii) toll-free telephone numbers; and (iv) moral rights and publicity rights; in each case, to the extent the same does not comprise or is not protected by Copyrights, Patents or Trademarks.

“Outside Date” has the meaning set forth in Section 10.1(b).

“Owned Business IP” means all Intellectual Property Rights (i) owned by Seller or any of the Selling Subsidiaries and (ii) used or held for use in the conduct of the Business.

“Patents” means worldwide patents, patent applications, invention disclosures, and other rights of invention, and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof and all reexamined patents or other applications or patents claiming the benefit of any of the foregoing.

“Permitted Encumbrances” means Encumbrances that are (i) mechanics’, carriers’, workers’, warehouseman’s, materialman’s, repairman’s or other Encumbrances arising or incurred in the Ordinary Course of Business with respect to charges not yet due and payable, (ii) Encumbrances for Taxes which are not yet due and payable, or (iii) any minor imperfection of title or similar Encumbrance which does not materially impair the value of the property subject to such Encumbrance or the use of such property.

“Person” or “Persons” means any individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Proceeding” means any action, appeal, petition, plea, charge, complaint, claim, governmental audit, suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public, private or otherwise, whether at law or in equity), demand, litigation, arbitration, mediation, hearing, inquiry, investigation, audit or similar event, occurrence, or other proceeding, in each case commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority, arbitrator or mediator.

“Products” means any and all (a) hardware and Software that is or has been pre-released or commercially released by Seller or any of the Selling Subsidiaries relating to the Business, (b) any similar Products under development by Seller or any of the Selling Subsidiaries relating to the Business as of the date of the Agreement, and (c) all documentation, technical specifications, bills of materials and other engineering and manufacturing documentation, packaging materials, promotional materials, quality- assurance and testing materials, support materials and training materials and the like relating to any of the foregoing, to the extent existing on the Closing Date.

“Proprietary Information” means worldwide trade secrets and confidential or proprietary business information, technical information, inventions and discoveries (whether or not patentable and whether or not reduced to practice) and improvements thereto, know-how, processes, developments, designs, techniques, marketing and purchasing strategies, plans, schematics, drawings, blue prints, formulae, formulas, patterns, compilations, databases, specifications, research and development information, technical data, inventions, concepts, ideas, devices, methods, processes, and other proprietary or confidential information, whether business, technical or otherwise, customer and supplier lists and related information, pricing and cost information, Product roadmaps and financial, business and marketing plans.

“Purchase Price” has the meaning set forth in Section 2.4.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased Business IP” has the meaning set forth in Section 2.1(d).

“RCRA” has the meaning set forth in Section 3.14.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the Transition Services Agreement, the License Agreement, and the Escrow Agreement.

“Representatives” means, with respect to a Person that is an entity, such Person’s stockholders, members, partners, directors, officers, managers, employees, agents, accountants, attorneys, successors, assigns and other representatives.

“Response” has the meaning set forth in Section 9.4(b).

“Retention Agreements” means the agreements set forth on Schedule 1.1(b) entered into by and between Seller and individual Employees in connection with the sale process contemplated herein.

“Scheduled Aristos Agreement” means the agreement set forth on Schedule 1.1(f).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Seller Financials” has the meaning set forth in Section 3.10.

“Seller Indemnitee” has the meaning set forth in Section 9.2.

“Seller’s Knowledge” means, with respect to any particular fact, the actual knowledge of any individual set forth on Schedule 1.1(c) after reasonable inquiry.

“Seller SEC Reports” has the meaning set forth in Section 3.10.

“Selling Subsidiaries” means the Subsidiaries of Seller specified on Schedule 1.1(d).

“Software” means any computer program or other software (irrespective of the type of hardware for which it is intended), including firmware and other software embedded in hardware devices, whether in the form of source code, assembly code, script, interpreted language, instruction sets or binary or object code (including compiled and executable programs), including any library, component or module of any of the foregoing.

“Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

“Survival Expiration Date” has the meaning set forth in Section 9.9(a).

“Tax” means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary or other group for any taxable period.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 9.5(a)(i).

“Third-Party Licenses” has the meaning set forth in Section 3.12(e).

“Third Party Non-Transferred Materials” means any third party confidential or proprietary information, technology, software (other than Open Source Software), documentation or other materials subject to Intellectual Property Rights that are (i) licensed to Seller or any of the Selling Subsidiaries and (ii) not included in the Assumed Contracts.

“Trademarks” means worldwide (i) registered trademarks and service marks and registrations, applications, and renewals for such registrations, (ii) unregistered trademarks and service marks, trade names, fictitious business names, corporate names, trade dress, logos, Product names and slogans, including any common law trademark rights; and in each case together with the goodwill associated therewith.

“Transactions” has the meaning set forth in Section 8.2(h).

“Transfer Regulations” means the Council Directive 77/187/EEC of 14 February 1977 on the approximation of the laws of the member states relating to the safeguarding of employees’ rights in the event of transfers of undertakings, business or parts of businesses (and its amendments) (collectively, the “Acquired Rights Directive”) and the legislation and regulations of any EU Member State implementing such Acquired Rights Directive.

“Transfer Taxes” means all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, real property gains, stamp duty, capital, value-added, goods and services, or similar taxes that may be imposed in connection with the direct or indirect transfer of the Purchased Assets or the Business, assumption of the Assumed Liabilities, in each case, together with any interest, additions to tax or penalties with respect thereto and any interest in respect of such additions to tax or penalties.

“Transferred Employees” has the meaning set forth in Section 6.2(b).

“Transferred Licenses” has the meaning set forth in Section 3.12(b).

“Transition Services Agreement” has the meaning set forth in Section 2.7(d).

“WARN Act” has the meaning set forth in Section 6.2(n).

ARTICLE II

SALE AND PURCHASE OF ASSETS

AND ASSUMPTION OF CERTAIN LIABILITIES

2.1 Sale and Purchase of Assets

Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver (or cause to be sold, transferred, conveyed, assigned and delivered) to Buyer (or its designated Affiliate), free and clear of all Encumbrances and Liabilities (other than the Assumed Liabilities and Permitted Encumbrances that (i) secure the Assumed Liabilities or (ii) constitute minor imperfections of title which do not materially impair the value of the Purchased Assets or the use of the Purchased Assets), and Buyer shall purchase, acquire and accept, all the right, title and interest of Seller and the Selling Subsidiaries in and to all the assets currently used in the operation of the Business other than the Excluded Assets (collectively, the “Purchased Assets”), including the following:

(a) all Inventory;

(b) all Fixed Assets specified on Schedule 2.1(b);

(c) all Contracts specified on Schedule 2.1(c) (collectively, the “Assumed Contracts”); provided, however, that Assumed Contracts shall not include any amendment to an Assumed Contract if (i) a full and complete copy of such amendment has not been provided to Buyer prior to the date hereof, and (ii) Buyer provides written notice to Seller that such amendment shall not be assumed;

(d) the Owned Business IP and all electronic and tangible embodiments and copies of the Owned Business IP and Products existing on the date hereof, including the items specified on Schedule 2.1(d), the Licensed Business IP, the Transferred Licenses, and the licenses of the Excluded Patents granted under the License Agreement (collectively, the “Purchased Business IP”); provided, that for the sake of clarity the Purchased Business IP shall exclude: (A) the Intellectual Property Rights specified on Schedule 2.2(b), (B) Open Source Software licenses, (C) the Excluded Patents, and (D) generally available off-the-shelf microcomputer and work station software;

(e) all rights and interests under the real estate leases specified on Schedule 2.1(e) (including all exhibits thereto and all amendments thereto specified therein, the “Leases”);

(f) all manuals, notes, reports, documentation, drawings, flow charts, specifications, templates, files (whether electronic or otherwise but excluding any Software-related files), diagrams, work papers, programmers’ notes or other data, information or materials necessary for the proper use of any of the Purchased Assets (including with respect to developing, maintaining, testing, enhancing, supporting or correcting defects in any of the Purchased Assets) (including all copies thereof), to the extent existing on the Closing Date;

(g) all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to or acquirer of the Business;

(h) except as provided in Section 2.2(i), all existing, whether in electronic form, written or printed, books, records, ledgers, files, papers, documents, correspondence, lists, advertising and promotional materials, studies, reports, operating data, pricing lists, business plans and other materials, customer information, including customer data, records and specifications, and supplier lists and contact information used by Seller or the Selling Subsidiaries in connection with the Business or Seller’s or the Selling Subsidiaries’ ownership, maintenance, use and/or exploitation of the Purchased Assets up until the Closing, and the data, content, graphics, text, databases and other materials (but not Seller’s computer systems and the computer hardware upon which such information resides) related to the Business on Seller’s websites listed on Schedule 2.1(h) or otherwise stored or accessible on the computer systems and the computer hardware of Seller or any of the Selling Subsidiaries;

(i) all transferable Governmental Authorizations, and all pending applications therefore or renewals thereof, owned or held by Seller associated exclusively with the Business or the Purchased Assets, including those listed on Schedule 2.1(i);

(j) except as set forth on Schedule 2.1(j), all Accounts Receivable generated on or before the Closing (other than intercompany accounts receivables);

(k) all claims (including claims for past infringement or misappropriation of Purchased Business IP) and causes of action of Seller and the Selling Subsidiaries against other Persons relating to the Business or the Purchased Assets (regardless of whether or not such claims and causes of action have been or could have been asserted by Seller or any of the Selling Subsidiaries), and, to the extent assignable, all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by Seller or any of the Selling Subsidiaries relating to the Business or the Purchased Assets (regardless of whether such rights are currently exercisable);

(l) except as set forth in Schedule 2.1(l), all prepaid expenses, deposits, component sales receivables, royalty receivables, and rebate receivables to the extent used by Seller or held by Seller for use in connection with the Business or related to Assumed Liabilities; and

(m) the Employee Plans set forth on Schedule 2.1(m) to the extent relating to Transferred Employees (the “Assumed Employee Plans”) together with all rights to the assets (other than cash) of, or assets (other than cash) designated to be used for the satisfaction of Liabilities under, the Assumed Employee Plans.

Notwithstanding the foregoing, to the extent that the assignment hereunder of any of the Assumed Contracts shall require the consent of any other party (or in the event that any of the same shall be nonassignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a Breach thereof or result in the loss or diminution thereof; provided, however, that Seller shall use all commercially reasonable efforts to obtain consents or approvals from third parties as may be necessary to complete any transfer of any Assumed Contract listed on Schedule 6.7(d); provided, further, that if any consent required for the assignment of any Assumed Contract is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits of any such Assumed Contract including, without limitation, enforcement, for the account and benefit of Buyer, of any and all rights of Seller against any other Person with respect to any such Assumed Contract; and provided, that for the sake of clarity, Seller shall make use of its existing resources, employees (to the extent not transferred to Buyer) and other Representatives to obtain such consents or approvals from third parties or to provide Buyer with a reasonable alternative arrangement but in no event shall Seller be required to make any payment or transfer fee to any third party (other than payments in arrears required under such Assumed Contract or payments required in connection with the cure of any Breach under such Assumed Contract) in order to obtain such consent or approval.

2.2 Excluded Assets

Seller shall not sell, transfer, convey, assign or deliver, and shall retain, the following assets all of which shall not be included in the definition of the Purchased Assets (the “Excluded Assets”):

(a) all cash, cash equivalents, marketable securities, and other short term investments of Seller or any Affiliates thereof;

(b)(A) the Intellectual Property Rights specified on Schedule 2.2(b), (B) Open Source Software licenses, (C) the non-core Patents owned by Seller or any of the Selling Subsidiaries subject to the License Agreement (the “Excluded Patents”), and (C) generally available off-the-shelf microcomputer and work station software;

(c) those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof specified on Schedule 2.1(l);

(d) all Insurance Policies and rights thereunder (other than the Insurance Policies listed in Schedule 2.1(c));

(e) all Contracts other than the Assumed Contracts;

(f) all real estate leases not specified on Schedule 2.1(e);

(g) all Governmental Authorizations other than those required to be transferred to Buyer pursuant to Section 2.1(i);

(h) all Aristos Assets, including any Patents originally owned by Aristos, assigned to Seller and listed on Schedule 2.2 (h);

(i) all personnel Records, financial Records and other Records that Seller or the Selling Subsidiaries are required by law to retain in its possession (provided that, to the extent permitted by law, Seller will make copies thereof available to Buyer upon its request);

(j) any refunds, claims for refunds, credits, carryforwards or other benefits (or rights thereto) relating to Taxes imposed on or with respect to the Business or the Purchased Assets of Seller for any period prior to the Closing;

(k) Seller’s articles or certificates of incorporation, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance and existence of Seller as a corporation or limited company;

(l) any equity interests or other ownership interests of Seller in any Subsidiary thereof;

(m) all rights in connection with and assets of the Employee Plans other than the Assumed Employee Plans;

(n) all intercompany accounts receivables;

(o) all rights of Seller under this Agreement and the Related Agreements;

(p) all Fixed Assets not specified on Schedule 2.1(b);

(q) the Accounts Receivable listed on Schedule 2.1(j);

(r) the assets of Seller specified on Schedule 2.2(r); and

(s) Third Party Non-Transferred Materials.

2.3 Assumption of Liabilities

(a) Upon and subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer will (or will cause its designated Affiliate to) assume and agree to pay, perform, and discharge only the Liabilities of Seller and the Selling Subsidiaries that are set forth below (collectively the “Assumed Liabilities”):

(i) any and all Liabilities under any Assumed Contract or Lease first arising after the Closing Date; provided, however, that in no event shall Buyer assume any Liability resulting from a Breach that occurred on or prior to the Closing Date unless Buyer continues such Breach following the Closing Date, in which case, Buyer shall assume the Liability resulting from Buyer’s Breach occurring after the Closing (but without prejudice to any Buyer Indemnitee’s rights under Section 9.1(i) and 9.1(ii) hereof or with respect to fraud for any Breach by Seller of its representations and warranties contained herein) and Seller shall retain the Liability resulting from a Breach that occurred on or prior to the Closing; and provided, further, that for purposes of this Agreement, unless such obligation is expressly addressed otherwise in this Agreement, an obligation to make a payment under an Assumed Contract or Lease in accordance with the terms of such Assumed Contract or Lease, as the case may be, and not resulting from any Breach thereof on or prior to the Closing Date, shall be deemed to first arise under such Assumed Contract or Lease after the Closing Date only to the extent such payment obligation first becomes due after the Closing Date;

(ii) any and all Liabilities related to the support, maintenance, warranty (repair and replacement), sell-through programs, price protection policies, distributor reporting programs, cooperative advertising and marketing development programs, distributor price discounts, stock rotation, and other distributor or OEM return obligations of the Business arising out of sales of Products (including the EOL Products set forth on Schedule 2.3(a)(ii)) made in the conduct of the Business prior to the Closing Date;

(iii) any and all Liabilities for Taxes specifically assumed by Buyer pursuant to Section 7.2;

(iv) Liabilities of Seller arising after the Closing Date pursuant to purchase orders with suppliers entered into in compliance with the requirements of Section 5.1 open as of the Closing and related solely to the Business;

(v) any and all Liabilities, obligations and commitments arising from and after the Closing relating to maintenance, renewal, prosecution, issuance, opposition, attorney, assignment, recording, and/or other fees relating to the Purchased Business IP transferred hereunder;

(vi) all payments due to Transferred Employees under the Retention Agreements;

(vii) all Liabilities associated with the packaging, shipment and delivery of any Fixed Assets specified on Schedule 2.1(b) from Seller to Buyer after the Closing, including any export taxes directly related to the shipment or moving of any such items outside of the particular jurisdiction where such items are located;

(viii) any and all Liabilities with respect to Transferred Employees under the Assumed Employee Plans; and

(ix) any and all Liabilities of Seller specified on Schedule 2.3(a)(ix).

(b) Buyer shall not assume or be otherwise liable, and Seller or the applicable Selling Subsidiary will be responsible, for any and all Liabilities of Seller and the Selling Subsidiaries (whether or not relating to the Business) other than the Assumed Liabilities (the “Excluded Liabilities”). The Excluded Liabilities include, without limitation:

(i) any Liability for Taxes (other than Transfer Taxes specifically assumed by Buyer under Section 2.3(a));

(ii) any Liability under or related to any real estate lease other than the Leases or under or related to any Contract other than the Assumed Contracts, including, without limitation, any Liability under or related to credit facilities or other indebtedness of Seller and any security interest related thereto;

(iii) any environmental or safety Liabilities resulting from Seller’s or the Selling Subsidiaries’ operation of the Business, Seller or the Selling Subsidiaries’ leasing, ownership or operation of any real property or otherwise;

(iv) any Liability resulting from the compliance or noncompliance by Seller or any of the Selling Subsidiaries with any Legal Requirement or Order of any Governmental Authority;

(v) any intercompany accounts payables;

(vi) any Liability of Seller or the Selling Subsidiaries under this Agreement or any Related Agreement;

(vii) any Liability arising out of the employment or termination of any Employee (other than a Transferred Employee), whether before or after the Closing, including, without limitation, severance pay and accrued and unused vacation;

(viii) any Liability arising out of or related to (1) the employment of any Transferred Employee arising from or relating to the period prior to the Closing, (2) the termination of employment with Seller or any of the Selling Subsidiaries of any Transferred Employee, including, without limitation, severance pay in connection with any voluntary termination and (3) the accrued and unused vacation of Transferred Employees as of the Closing;

(ix) any Liability relating to Excluded Assets; and

(x) any Liability related to the fees disclosed on Schedule 3.19 of the Disclosure Schedule.

2.4 Purchase Price

Upon and subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer will pay to Seller, by check or by wire transfer of immediately available funds, (i) an amount in cash equal to Thirty-Four Million Two Hundred Fifty Thousand Dollars ($34,250,000.00) (the “Purchase Price”) less the Escrow Amount, and (ii) pay into escrow an amount in cash equal to the Escrow Amount (such deposit to constitute the “Escrow Fund”) as security for Seller’s indemnification obligations pursuant to the provisions of Article IX hereof and the provisions of the Escrow Agreement between Buyer, Seller and U.S. Bank National Association as escrow agent (the “Escrow Agent”) substantially in the form attached hereto as Exhibit E (the “Escrow Agreement”); provided, however, that all or a portion of the distribution of the Escrow Amount may be delayed, and such amount may be reduced, pursuant to the provisions of Article IX and the Escrow Agreement.

2.5 Allocation

Following the Closing Date, Buyer will prepare and deliver to Seller a schedule allocating the Purchase Price in a manner consistent with Section 1060 of the Code and the regulations promulgated thereunder. Seller will have the right to raise reasonable objections to the allocation within fifteen (15) days following Buyer’s delivery of the allocation, and Buyer and Seller will negotiate in good faith to resolve any such dispute. Except as may be required by a “determination” (within the meaning of Section 1313(a) of the Code or any similar state or local Tax provision), neither Seller nor Buyer shall file any Tax Return or, without the consent of the other (such consent not to be unreasonably withheld, conditioned or delayed), take a position with the IRS or any other Governmental Authority that is inconsistent with the Allocation as agreed to by Buyer and Seller, or in the event an agreement cannot be reached, as proposed by Buyer. If the Allocation is disputed by any Governmental Authority, the party receiving notice of such dispute shall promptly notify the other Party hereto. Seller and Buyer agree to cooperate in good faith in responding to any such challenge to preserve the effectiveness of the Allocation.

2.6 Closing

Unless this Agreement shall have been terminated and the transactions contemplated herein abandoned pursuant to Article X, and subject to the satisfaction of the conditions set forth in Article VIII, the closing shall take place as promptly as practicable after satisfaction or waiver of such conditions, at 11:00 AM pacific time, at the offices of Olshan, Grundman, Frome, Rosenzweig & Wolosky LLP, unless the parties hereto agree in writing to another date, time or place; provided, however, that Buyer shall have no obligation to close prior to the thirty-first (31st) day after the date of this Agreement or during the final two (2) weeks of any fiscal quarter of Buyer. The date on which the closing occurs is referred to herein as the “Closing” or the “Closing Date.”

2.7 Delivery to Buyer

At the Closing, Seller shall deliver to Buyer:

(a) a duly executed Bill of Sale substantially in the form attached hereto as Exhibit A (the “Bill of Sale”);

(b) a duly executed Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”);

(c) duly executed assignment and assumption agreements with respect to each of the Leases in form and substance satisfactory to Buyer;

(d) a duly executed Transition Services Agreement substantially in the form attached hereto as Exhibit C (the “Transition Services Agreement”);

(e) duly executed assignments of all Patents, Trademarks, Other IP Rights, and Copyrights, and all applications and disclosures therefor and all other Intellectual Property Rights included among the Purchased Business IP;

(f) executed copies of any consents set forth on Schedule 8.2(e), except to the extent waived by Buyer;

(g) a duly executed License Agreement;

(h) a certificate signed by an officer of Seller certifying on behalf of Seller, in his or her capacity as an officer of Seller and not in his or her individual capacity, as to the fulfillment of the conditions set forth in Sections 8.2(a), (b), (e)(i), (f) and (h), provided, that for the sake of clarity, the liability of Seller for any inaccuracy in or Breach of this certificate shall be included in the aggregate liability limitation of Seller set forth in Section 9.3(a);

(i) all business Records and other documents containing or relating to the Purchased Assets (or otherwise make such Records and documents available to Buyer) other than such Records to be retained by Seller or the Selling Subsidiaries under Section 2.2(i);

(j) possession of the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances that (i) secure the Assumed Liabilities or (ii) constitute minor imperfections of title which do not materially impair the value of the Purchased Assets or the use of the Purchased Assets);

(k) a duly executed Escrow Agreement;

(l) such additional instruments of sale, transfer, conveyance, assignment and confirmation as Buyer may reasonably request in order to transfer, convey and assign to Buyer, and to confirm Buyer’s title to, all of the Purchased Assets free and clear of all Encumbrances (except for Permitted Encumbrances), to put Buyer in actual possession and control of the Purchased Assets and to assist Buyer in exercising all rights with respect thereto.

2.8 Delivery to Seller

At the Closing, Buyer shall deliver to Seller:

(a) the Purchase Price (less the Escrow Amount, which shall be delivered to the Escrow Agent pursuant to the Escrow Agreement);

(b) a duly executed Assignment and Assumption Agreement;

(c) duly executed assignment and assumption agreements with respect to each of the Leases;

(d) a duly executed Transition Services Agreement;

(e) a duly executed License Agreement;

(f) a certificate signed by an officer of Buyer certifying on behalf of Buyer, in his or her capacity as an officer of Buyer and not in his or her individual capacity, as to the fulfillment of the conditions set forth in Section 8.3(a) and Section 8.3(b);

(g) duly executed instruments of assignment and assumption and other instruments where required to effect Buyer’s assumption of the Assumed Liabilities;

(h) a duly executed Escrow Agreement; and

(i) such other certificates, documents and instruments as may reasonably be requested by Seller to carry out the purposes or intent of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article III are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date:

3.1 Corporate Status

Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Seller has all requisite corporate power and authority to (i) carry on the Business as currently conducted, (ii) to own or lease and operate the Purchased Assets owned or leased by it, and (iii) to perform its obligations under all Assumed Contracts to which it is a party. Seller is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of the Purchased Assets or the operation or conduct of the Business requires such qualification, except where the failure to be so qualified or in good standing individually or in the aggregate has not had a Material Adverse Effect or is or would reasonably be expected to prevent or impair in any material respect the ability of Seller to perform its obligations under this Agreement or any Related Agreement. Seller is not in violation of any of its charter documents, as amended to date. Seller has delivered or made available to Buyer true, complete and correct copies of its certificate of incorporation and bylaws as in effect on the date of this Agreement.

3.2 Subsidiaries

No Subsidiary of Seller other than the Selling Subsidiaries conducts any business, owns or has any interest in any assets (other than cash or cash equivalents) or rights (including any Intellectual Property Rights) or claims or causes of action against any other Person, has any employees or contractors or is in any way, either directly or indirectly, involved in, or retains any right, authorization or approval, or is a party to any Contract, related to the Business.

3.3 Due Authorization

The execution, delivery and performance by Seller of this Agreement and each other Related Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby by Seller are within the corporate powers of Seller. This Agreement and the Related Agreements, and all the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Seller. Each of this Agreement and the other Related Agreements to which Seller is a party constitutes a valid and binding agreement of Seller enforceable in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting the rights of creditors, and general principles of equity.

3.4 No Conflict; Consents

Except as set forth on Schedule 3.4(a) of the Disclosure Schedule, the execution and delivery of this Agreement by Seller does not, and the performance of the terms of this Agreement and each Related Agreement by Seller will not, directly or indirectly (with or without notice or lapse of time): (i) Breach any provision of any of the organizational documents of Seller, (ii) Breach or, to Seller’s Knowledge, give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or any Related Agreement, or to exercise any remedy or obtain any relief under or result in the loss of any benefit under, any Legal Requirement, Order or Contract to which Seller, the Business or any of the Purchased Assets may be subject; (iii) contravene, conflict with or result in a material violation or Breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, or result in the loss of any benefit under, any Governmental Authorization that is held by Seller and that relates to the Purchased Assets or to the Business; (iv) Breach any Assumed Contract; or (v) result in the imposition or creation of any Encumbrance (except for any Permitted Encumbrance) upon or with respect to any of the Purchased Assets. Except for the consents and filings specified in Schedule 3.4(b) of the Disclosure Schedule, or consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to be material to the Business, the Purchased Assets or Assumed Liabilities, no consent, filing with or approval from, or notice to, any Governmental Authority or any other Person is required to be obtained or made by Seller in connection with the execution, delivery and performance of this Agreement. No Breach of, or event giving rise to any right of termination, amendment or cancellation of any Governmental Authorizations material to the Business, Purchased Assets or Assumed Liabilities has occurred.

3.5 Government Authorizations

Except as set forth on Schedule 2.1(i), there are no material licenses, permits, approvals, grants or other authorizations issued to Seller or any of the Selling Subsidiaries by a Governmental Authority that governs or regulates Seller in respect of the Business, any Purchased Assets, any Products included in Inventory or the Assumed Liabilities (i) pursuant to which Seller or any of the Selling Subsidiaries currently operates or holds any interest in any of the Purchased Assets or the Assumed Liabilities or (ii) which are required for the operation of the Business as it is currently operated by Seller and the Selling Subsidiaries (including the design, development, manufacture, sale, promotion, export, import, distribution or provision of the Products included in Inventory) or the holding of any such interest (collectively, the “Governmental Authorizations”). All Governmental Authorizations included in the Purchased Assets, if any, are in full force and effect and constitute all Governmental Authorizations required to permit Seller and the Selling Subsidiaries to operate or conduct the Business as currently conducted or to hold any interest in the Purchased Assets except to the extent the failure to be in full force and effect would not be material to the Business, Purchased Assets or Assumed Liabilities.

3.6 Title to Purchased Assets and Related Matters

(a) Except as set forth on Schedule 3.6(a) of the Disclosure Schedule, Seller has good and marketable title to each of the Purchased Assets and the valid and enforceable right to receive and/or use each of the Purchased Assets free and clear of all Encumbrances (except for Permitted Encumbrances). The delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will, at the Closing, vest good and marketable title to, or the valid and enforceable right to receive and/or use, each such Purchased Asset in Buyer, free and clear of all Encumbrances (except for Permitted Encumbrances), except as set forth on Schedule 3.6(a) of the Disclosure Schedule. Other than for sales or licenses of Inventory in the Ordinary Course of Business, neither Seller nor any of the Selling Subsidiaries have entered into any Contract with respect to the sale or other disposition of any of the Purchased Assets.

(b) With the exception of the assets set forth on Schedule 3.6(b) of the Disclosure Schedule, the Purchased Assets comprise all of the assets, properties and rights currently used to conduct the Business and are sufficient to conduct the Business from and after the Closing in the Ordinary Course of Business as presently conducted by Seller and the Selling Subsidiaries.

3.7 Real Property Leases

Seller has made available to Buyer true, correct and complete copies of the Leases. With respect to the Leases, and except as set forth on Schedule 3.7 of the Disclosure Schedule, the Leases have not been modified or amended by any written or, to Seller’s Knowledge, any oral agreement and are in full force and effect and are valid and subsisting; neither Seller nor any Person on behalf of Seller has received any written notice of cancellation or termination from any landlord under any of the Leases; Seller is not in default in any material respect under the terms of any of the Leases; to Seller’s Knowledge, no lessor under any of the Leases is in default under the terms of any such Leases; Seller has paid or accrued their monthly rental, additional rent and all other monetary obligations due under each of the Leases through the last day of the month of this Agreement; no ongoing dispute exists with any landlord concerning the payment of rent or Seller’s performance of any of their obligations under the Leases; Seller has not assigned or otherwise transferred its rights under any of the Leases, nor has Seller sublet or permitted any other Person to occupy all or any portion of the leased premises. Each Lease is legal, valid, binding, enforceable and in full force and effect and constitutes the sole and entire agreement between the lessor thereunder and Seller respecting the premises leased thereunder (the “Leased Real Property”).

3.8 Inventory

All items included in the Inventory consist of a quality and quantity usable and are in good and marketable condition and, with respect to finished goods, saleable in the Ordinary Course of Business, except for those items for which adequate reserves have been reflected in the balance sheet included in the Seller Financials filed with the SEC on February 3, 2010 for obsolete, excess, damaged, slow-moving or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice in accordance with GAAP consistently applied. The Inventory and open purchase orders with suppliers constitute sufficient quantities for the normal operation of the Business as presently conducted by Seller and the Selling Subsidiaries.

3.9 Material Contracts

(a) Seller has made available to Buyer a correct and complete copy (including exhibits, schedules, annexes and in each case, together with all amendments thereto) of each written Material Contract to which Seller or the Selling Subsidiaries is a party and which relate to the Business. Except as set forth in Schedule 3.9(a) of the Disclosure Schedule, (A) each Assumed Contract is a valid and binding agreement of Seller, enforceable against Seller and, to Seller’s Knowledge, the other parties thereto in accordance with its terms, and is in full force and effect; (B) subject to receipt of the consents set forth in Schedule 3.4(b), and assuming that no amendments or modifications have been agreed to by Buyer prior to Closing, each Assumed Contract will continue to be a valid and binding agreement and in full force and effect on terms identical in all material respects immediately following the consummation of the transactions contemplated by this Agreement; (C) Seller is not, and to Seller’s Knowledge, no party other than Seller is, in material Breach, and no event has occurred which with notice or lapse of time would constitute a material Breach, under any Assumed Contract; (D) Seller has not, and to Seller’s Knowledge, no party other than Seller has repudiated any provision of any Assumed Contract. There are, to Seller’s Knowledge, no oral agreements or oral amendments to the foregoing written agreements, including, for example, with respect to returns or price protection

(b) Schedule 3.9(b) of the Disclosure Schedule lists all Contracts (each Contract required to be listed in Schedule 3.9(b) of the Disclosure Schedule, a “Material Contract,” and collectively, the “Material Contracts”) relating to the Business to which Seller or any of the Selling Subsidiaries is a party and that are:

(i) Contracts providing for severance, retention, change in control or other similar payments relating to the Employees;

(ii) Contracts establishing any joint venture, partnership, strategic alliance, licensing arrangement, sharing of profits or other material collaboration;

(iii) Contracts that limit, or purport to limit, the ability of Seller or, after the consummation of the transactions contemplated hereby, Buyer, to compete in any line of business or with any Person or in any geographic area or during any period of time or that require Seller or, after the consummation of the transactions contemplated hereby, Buyer, to deal exclusively with a given Person in respect of a given matter;

(iv) Contracts for the sale of any Purchased Assets (other than Inventory and Products in the Ordinary Course of Business) or the grant of any preferential rights to purchase any Purchased Assets or requiring the consent of any party to the transfer thereof;

(v) Contracts related to an acquisition or sale of assets or other acquisition, divestiture, merger or similar transaction, in each case, involving consideration in excess of $5,000,000 and entered into during the five (5) years prior to the date hereof and containing representations, covenants, indemnities or other obligations that are still in effect;

(vi) Contracts relating to the incurrence, assumption or guarantee of any Liability or imposing an Encumbrance on any of the Purchased Assets, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(vii) Contracts (or any group of related contracts) resulting in revenues or receipts to Seller and any of the Selling Subsidiaries in excess of $250,000 annually or $1,000,000 in the aggregate;

(viii) Contracts (or any group of related contracts) resulting in expenditures or payment obligations of more than $100,000 annually or $250,000 in the aggregate;

(ix) royalty Contracts, licenses or any other Contracts relating to any Intellectual Property Rights (excluding licenses pertaining to “off-the-shelf” commercially available Software used pursuant to shrink-wrap or click-through license agreements on reasonable terms for a licensee fee of no more than $100,000);

(x) Contracts (i) with material suppliers, distributors or sales representatives, or (ii) providing for the manufacture of Products;

(xi) material Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than thirty (30) days’ notice; and

(xii) other Contracts in effect as of the date of this Agreement to which Seller is a party and that are material to the conduct of the Business, or the use or operation of the Purchased Assets or the Assumed Liabilities, as presently conducted.

3.10 SEC Filings; Financial Statements

Seller has filed or furnished all registration statements, reports, schedules and other documents required to be filed or furnished by it or any of the Selling Subsidiaries with the SEC since December 31, 2007 (collectively, including any amendments thereto, the “Seller SEC Reports”). As of their respective filing dates (or, if amended, as of the date of such amendment), the Seller SEC Reports were prepared in accordance with, and complied in all material respects with, the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and none of the Seller SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a Seller SEC Report filed subsequently (but prior to the date hereof). Seller has made available to Buyer complete and correct copies of all amendments and modifications effected prior to the date of this Agreement that have not yet been filed by Seller with the SEC but which are required to be filed. Each of the financial statements (including the related notes and schedules) of the Seller included in, or incorporated by reference into, the Seller SEC Reports (the “Seller Financials”) complies in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited financial statements, as permitted by applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Seller and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes). Seller has no current intention to correct or restate, and to Seller’s Knowledge, there is not any basis to correct or restate any of the Seller Financials. Seller has not had any disagreement with any of its auditors regarding material accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year-to-date.

3.11 Legal Proceedings; Litigation

Seller and the Selling Subsidiaries are in compliance in all material respects with all applicable Legal Requirements affecting the business, operations, assets and properties of the Business, Purchased Assets and Assumed Liabilities. Except as set forth in Schedule 3.11 of the Disclosure Schedule, there is no action, suit, claim, Proceeding or government inquiry of any nature pending or, to Seller’s Knowledge, threatened against Seller or any of the Selling Subsidiaries (i) with respect to the Business, the Purchased Assets, Assumed Liabilities or any Transferred Employee, or (ii) that challenges Seller’s ability to enter into this Agreement or any Related Agreement or consummate the transactions contemplated hereby or thereby. No Governmental Authority has at any time challenged or questioned the legal right of Seller or the Selling Subsidiaries to conduct the Business as presently or previously conducted by Seller or the Selling Subsidiaries.

3.12 Intellectual Property

(a) Intellectual Property Rights. Schedule 2.1(d) sets forth a true and complete list of all registered and material unregistered Owned Business IP (other than unregistered copyrightable works and other unregistered rights of authorship in published or unpublished works), including but not limited to: (i) for each Patent and Patent application, the Patent number or the Patent application number, as applicable; (ii) for each registered Trademark and Trademark application, the registration number or the Trademark application serial number, as applicable, and the class of goods covered; and (iii) for each registered Copyright or Copyright application, the registration number or the Copyright application number, as applicable.

(b) Licensed Intellectual Property Rights. Schedule 3.12(b)(i) of the Disclosure Schedule sets forth a true and complete list of all Contracts pursuant to which third party Intellectual Property Rights are licensed to Seller or any of the Selling Subsidiaries as part of or in connection with the Licensed Business IP (the “Transferred Licenses”). Except as set forth in Schedule 3.12(b)(ii) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not violate, result in the breach of, give rise to any right of modification, cancellation, termination, acceleration or suspension of, or require the authorization of, exemption by or consent of any Person under, any of the Transferred Licenses. Except as set forth in Schedule 3.12(b)(iii) of the Disclosure Schedule, (i) immediately following the Closing Date, the Buyer will be permitted to exercise all of the Seller’s and the Selling Subsidiaries’ rights under all Transferred Licenses, to the same extent the Seller and the Selling Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Seller would otherwise be required to pay had such transactions not occurred; and (ii) all licensing fees, royalties and payments that have become due have been paid by Seller in connection with the Licensed Business IP.

(c) Business Intellectual Property Rights. The Purchased Business IP includes all of the Intellectual Property Rights used to conduct the Business as currently conducted and currently proposed to be conducted with respect to the Products under development as of the date of this Agreement.

(d) Software. Schedule 3.12(d) of the Disclosure Schedule contains a true and complete list of all (i) Open Source Software that is included in or used in connection with the Products sold or licensed by Seller or any of the Selling Subsidiaries; and (ii) Software (other than Open Source Software) that is used or held for use in the Business or has been licensed or provided by Seller or any of the Selling Subsidiaries to any Person (the “Licensed Software”); and (iii) Persons that have been provided or who may be provided pursuant to a source code escrow arrangement a copy of the Licensed Software source code. The Licensed Software performs substantially in accordance with the documentation and other written user materials related to the Licensed Software. To the best of Seller’s Knowledge, the Licensed Software does not contain any “virus,” “Trojan horse” or other Software routine or hardware component that is designed to permit unauthorized access to or disable or erase any Software, hardware, systems, networks, or data without the consent of the user. The Seller has delivered or will deliver to Buyer true and correct copies of all such Licensed Software, and all user and technical documentation related thereto in its possession.

(e) Licensed-Out Rights. Schedule 3.12(e) of the Disclosure Schedule contains a true and complete list of all licenses, license agreements or other Contracts in which Seller or any of the Selling Subsidiaries has licensed or granted rights to any Owned Business IP or Licensed Business IP to any third parties (collectively, “Third-Party Licenses”), excluding non-exclusive licenses granted by Seller in the Ordinary Course of Business pursuant to a Seller standard form of outbound license agreement in substantially one of the forms provided to Buyer (the “Standard Outbound License”). Except as described in Schedule 3.12(e) of the Disclosure Schedule, neither Seller nor any of the Selling Subsidiaries has sold, transferred, assigned, licensed, sub-licensed, restricted or encumbered any Owned Business IP or Licensed Business IP, whether orally or in writing, excluding non-exclusive licenses granted by Seller in the Ordinary Course of Business pursuant to a Standard Outbound License. Seller has made available to Buyer true and complete copies of all Third-Party Licenses and the forms of Standard Outbound Licenses.

(f) No Infringement / Misappropriation of Third-Party Rights. Except as described in Schedule 3.12(f) of the Disclosure Schedule, neither the conduct of the Business nor any Products have infringed upon, violated or misappropriated any Intellectual Property Rights of any third party, and neither Seller nor any of the Selling Subsidiaries has received any written or, to Seller’s Knowledge, oral charge, complaint, claim, demand, notice or other communication alleging that the Business or Products, infringe, misappropriate or violate any Intellectual Property Rights of any third party (including any demand or claim that Seller or any of the Selling Subsidiaries must license or refrain from using any Intellectual Property Rights of any third party in relation to the Business). Except as described in Schedule 3.12(f) of the Disclosure Schedule, no third party nor any current or former Representatives of Seller has, to Seller’s Knowledge, infringed upon, violated, or misappropriated any Purchased Business IP. Notwithstanding the above, the representation in the preceding sentence of this paragraph will not cover any Open Source Software licensed to Seller or use thereof.

(g) No Encumbrances. Except as set forth on Schedule 3.12(g) of the Disclosure Schedule:

(i) Seller owns all right, title and interest in and to (subject to non-exclusive licenses granted by Seller in association with the sale of Products in the Ordinary Course of Business pursuant to a Standard Outbound License) all Owned Business IP and Seller has a valid, in-effect and written right and license to use (subject to any applicable license terms), all other Purchased Business IP;

(ii) all rights of Seller to the Purchased Business IP are free and clear of all Encumbrances (other than Permitted Encumbrances); and all former and current members of management, employees, agents, consultants, and independent contractors of Seller or the Selling Subsidiaries who developed materials or technology subject to Intellectual Property Rights have assigned to Seller all of their Intellectual Property Rights relating to or employed in the Products or Business;

(iii) No Person other than the Seller has an ownership interest in or exclusive rights to any improvements made to any Products

(iv) all registrations with and applications to Governmental Authorities in respect of the Purchased Business IP are valid and subsisting and Seller has taken all actions required to maintain their validity, enforceability and subsistence;

(v) Seller and the Selling Subsidiaries have taken commercially reasonable steps to maintain in confidence the Proprietary Information related to the Owned Business IP, including without limitation (A) any personally identifiable information of actual and potential customers and users and (B) the source code form of Software included in the Owned Business IP;

(vi) no government funding, facilities of a university, college, other educational institution or research center, or funding from any third party was used in the development of any Owned Business IP;

(vii) to Seller’s Knowledge, Seller has delivered to Buyer before the execution of this Agreement or will deliver to Buyer all relevant materials and documentation in its possession with respect to any Owned Business IP and Licensed Business IP; and

(viii) neither the Seller nor any of the Selling Subsidiaries has made any submission to any standards body or standards organization that would obligate Seller, any of the Selling Subsidiaries or Buyer to grant licenses to any person under any Intellectual Property Rights.

(h) No Claims or Proceedings. Except as set forth on Schedule 3.12(h) of the Disclosure Schedule, there has not been, and currently are, no written charges, claims, demands, notices, or other communications in writing, or, to Seller’s Knowledge, threatened charges, claims, written demands or communications other than in written form, to Seller or any of the Selling Subsidiaries of any Person pertaining to, or any Proceedings involving Seller or any of the Selling Subsidiaries that are pending before any court, tribunal (including the U.S. Patent and Trademark Office or equivalent authority anywhere in the World) or threatened in writing, or, to Seller’s Knowledge, threatened other than in written form, including any interferences, oppositions, reexaminations, reissue proceedings, cancellations or other contested Proceedings, which challenge the rights, statements, or actions of Seller or any of the Selling Subsidiaries in respect of any Purchased Business IP.

(i) IT Systems. To Seller’s Knowledge, there has been no unauthorized access to or use of the computers, Software, computer systems, servers, network equipment, communication systems, or any other information technology used in the Business.

(j) Excluded Patents. Seller and the Selling Subsidiaries are the sole owner of the Excluded Patents and have all right, title and claims, interest and privileges arising from such ownership and neither Seller nor any of the Selling Subsidiaries has licensed, transferred or otherwise granted any rights that are inconsistent with the rights granted to Buyer under the License Agreement. Except as set forth on Schedule 3.12(j), the Excluded Patents have not been subject to any action or Proceeding concerning their validity, enforceability, inventorship or ownership.

3.13 Employees

(a) Schedule 3.13(a) of the Disclosure Schedule contains a complete and accurate list of the following information for each employee, independent contractor, consultant and agent related to the Business, including Persons employed by the Selling Subsidiaries to be transferred to Buyer pursuant to the terms set forth in this Agreement: employer; name; job title; classification as employee or independent contractor and overtime classification; date of hiring or engagement; date of commencement of employment or engagement; Base Salary and other current compensation paid or payable; any change in compensation since December 31, 2009; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee benefit plan.

(b) To Seller’s Knowledge, each Employee is in compliance with all applicable visa and work permit requirements.

(c) Schedule 3.13(c) of the Disclosure Schedule states the Employees who are currently on a leave of absence and the type of leave.

(d) Except as set forth on Schedule 3.13(d) of the Disclosure Schedule, each of Seller and the Selling Subsidiaries (i) has complied in all material respects with all applicable federal, state, foreign, and local laws, rules, and regulations relating to the employment of labor (including provisions thereof relating to wages, hours, equal opportunity, immigration, collective bargaining, the classification of employees and consultants, and the payment of social security and other Taxes) and employment practices (including terms and conditions of employment, wages and hours); (ii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any applicable federal, state, foreign, and local laws, rules, and regulations relating to the employment of labor; (iii) is not liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security, or other benefits for employees or former employees; and (iv) is not aware that it has any labor relations problems (including any union organization or decertification activities, threatened or actual strikes or work stoppages or material grievances) or any complaint, lawsuit or other proceeding pending or, to Seller’s Knowledge, threatened in any forum by or on behalf of any present or former employee, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable law governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

(e) Schedule 3.13(e) of the Disclosure Schedule identifies all employees and independent contractors related exclusively to the Business under contract with Seller or any of the Selling Subsidiaries. Seller represents it has provided Buyer with copies of all such contracts (with personal data redacted to the extent required by applicable Law).

(f) To Seller’s Knowledge, no officer, agent, employee, consultant, or contractor of Seller or any of the Selling Subsidiaries is bound by any Contract that purports to limit the ability of such officer, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. No former or current employee is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller or any of the Selling Subsidiaries or Buyer to conduct the Business as heretofore carried on by Seller and the Selling Subsidiaries.

(g) As of the date hereof, none of the key employees as set forth on Schedule 3.13(g)(i) of the Disclosure Schedule have (except as indicated on Schedule 3.13(g)(ii) of the Disclosure Schedule, the “Key Employees”) given notice or otherwise indicated in writing that he or she intends to terminate his or her employment with Seller or any of the Selling Subsidiaries.

(h) Except as set forth on Schedule 3.13(h) of the Disclosure Schedule, the employment of each Employee is terminable at will, and no such Employee is entitled to receive severance pay or other benefits from Seller or the Selling Subsidiaries following the termination of such Employee’s employment.

3.14 Environmental Matters

Seller has complied in all material respects with all Legal Requirements concerning or relating to industrial hygiene or the protection of health, safety and/or the environment and/or governing the use, handling, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling or release of Hazardous Substances, whether now existing or subsequently amended or enacted, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 as amended (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., as amended (“RCRA”), the Federal Water Pollution Act, 33 U.S.C. §1251 et seq., as amended, the Clean Air Act, 42 U.S.C. §7401 et seq., as amended (“Clean Air Act”), the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §136 et seq., as amended, the Occupational Safety and Health Act of 1970, 29 U.S.C. §651 et seq., as amended, and the Safe Drinking Water Act, 42 U.S.C. §300 et seq., as amended, or regulations promulgated thereunder, and all applicable state and local environmental laws (collectively referred to as “Environmental Laws”), with respect to the Business except for such non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect or is or would reasonably be expected to prevent or impair in any material respect the ability of Seller to perform its obligations under this Agreement or any Related Agreement. Seller has not engaged in or permitted any operations or activities upon any of the Leased Real Property for the purpose of or involving the treatment, storage, use, generation, release, discharge, emission, or disposal of any Hazardous Substances at the Leased Real Property, except in compliance with applicable Environmental Laws and, if legally required, the terms and conditions of any permit issued pursuant thereto, except as would not, individually or in the aggregate have a Material Adverse Effect or is or would reasonably be expected to prevent or impair in any material respect the ability of Seller to perform its obligations under this Agreement or any Related Agreement.

3.15 Insurance Policies

Schedule 3.15 of the Disclosure Schedule sets forth a complete and correct list of all Insurance Policies currently in effect covering the Business, the assets comprising the Purchased Assets or Assumed Liabilities and the Employees. All premiums and other payments due from Seller or any of the Selling Subsidiaries under or on account of any policy have been paid, and Seller and the Selling Subsidiaries are otherwise in material compliance with the terms of such policies. Except as set forth on Schedule 3.15 of the Disclosure Schedule, there are no outstanding and pending claims under such policies relating to the Business. To Seller’s Knowledge, no event has occurred which limits or impairs the rights of Seller or any of the Selling Subsidiaries under any such policies.

3.16 Taxes

(a) Tax Returns Filed and Taxes Paid. To the extent related to the Business, the Purchased Assets or the Assumed Liabilities, Seller (i) has filed or will have filed, on a timely basis, all Tax Returns required to be filed by it under applicable Legal Requirements as of the Closing Date and all such Tax Returns were complete and correct in all material respects, (ii) has or will have timely paid all Taxes due on or prior to the Closing Date (whether or not reflected on such Tax Returns) related to the Business, the Purchased Assets and the Assumed Liabilities except for Taxes that are being contested in good faith and for which adequate reserves have been established on the Seller Financials, and (iii) to the extent such Taxes are not due on or prior to the Closing Date, but relate to any period on or prior to the Closing Date (whether or not the Tax period ends prior to, on, or after the Closing Date), has accrued or established appropriate reserves for such Taxes. Except as set forth on Schedule 3.16(a) of the Disclosure Schedule, (i) no unresolved issue has been raised in writing or otherwise by any Governmental Authority or by any third party in the course of any audit with respect to Taxes related to the Business, the Purchased Assets or the Assumed Liabilities; (ii) to Seller’s Knowledge, no Governmental Authority is asserting or threatening to assert against Seller any deficiency or claim for additional Taxes, or any adjustment of Taxes, related to the Business, the Purchased Assets or the Assumed Liabilities; and (iii) to Seller’s Knowledge, there are no pending or threatened audits or investigations for or relating to any Liability in respect of any Taxes related to the Business, the Purchased Assets or the Assumed Liabilities.

(b) Purchased Assets. Except for statutory liens for current Taxes not yet due and payable, there are no Encumbrances for Taxes on the Purchased Assets, including without limitation any Encumbrance in favor of the United States pursuant to Section 6321 of the Code for nonpayment of United States federal Taxes or any Encumbrance in favor of any state or local or foreign jurisdiction pursuant to any comparable provision of applicable law, under which transferee liability might be imposed upon Buyer as a buyer of the Purchased Assets pursuant to Section 6323 of the Code or any comparable provision of applicable law. No Purchased Asset is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Revenue Procedure 76-30, or (v) subject to Section 168(g)(1)(A) of the Code.

(c) Withholding. All Taxes that Seller is or was required by Legal Requirements to withhold, deduct or collect, including any Taxes withheld, deducted or collected in connection with amounts paid or owing to any Employee, independent contractor, creditor or other third party related to the Business, have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Authority or other Person. No portion of the Purchase Price is subject to any Tax withholding provision under any applicable Legal Requirement.

3.17 Accounts Receivable

The Accounts Receivable of Seller and the Selling Subsidiaries as of the Closing Date (the “Closing Accounts Receivable”) (a) are valid and genuine and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the Ordinary Course of Business and, except to the extent listed on Schedule 3.17 of the Disclosure Schedule, neither Seller nor any of the Selling Subsidiaries has received written notice or, to Seller’s Knowledge, oral notice that they will not become collectible in full when due in the Ordinary Course of Business, and (b) are not subject to valid defenses, set-offs or counterclaims. All Closing Accounts Receivables are owned by Seller free and clear of all Encumbrances other than Permitted Encumbrances.

3.18 Product Warranty

Except as set forth in Schedule 3.18 of the Disclosure Schedule, to Seller’s Knowledge, each Product sold or delivered by Seller or any of the Selling Subsidiaries in conducting the Business has been in conformity with all product specifications, all express and implied warranties and all Legal Requirements. Neither Seller nor any of the Selling Subsidiaries has liability for replacement or repair of any Product sold or delivered by Seller or any of the Selling Subsidiaries or other damages in connection therewith other than as set forth in Schedule 3.18 of the Disclosure Schedule.

3.19 Brokers or Finders

Except as set forth on Schedule 3.19 of the Disclosure Schedule, neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated by this Agreement.

3.20 Foreign Corrupt Practices Act

Neither Seller nor any of the Selling Subsidiaries nor, to Seller’s Knowledge, any other Persons acting on their behalf have, in connection with the operation of the Business, (i) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state law, (ii) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act, (iii) otherwise paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iv) made, offered, or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

3.21 Employee Benefits

(a) Schedule 3.21(a) of the Disclosure Schedule contains a complete list of all “employee benefit plans” as defined by Section 3(3) of ERISA, and all other bonus, incentive compensation, stock option, retention, retirement, deferred compensation, stock appreciation right, restricted stock award, restricted stock unit, equity or quasi-equity compensation, change-in-control, severance, layoff, salary continuation, health, life insurance, disability, accident, group insurance, vacation, holiday, sick-leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Seller or the Selling Subsidiaries, or any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) but, with respect to an ERISA Affiliate, only during the period of affiliation, or with respect to which Seller, the Selling Subsidiaries, or any ERISA Affiliate has or may have any liability, or (ii) provides benefits, or describes policies or procedures applicable to the Employees, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Employee Plans”). Seller has delivered or otherwise made available for inspection to Buyer true, correct and complete copies of the Employee Plans.

(b) Each Employee Plan has been maintained in accordance with its terms, and conforms to, and its administration and operation are in compliance in all material respects with ERISA, the Code and all applicable Legal Requirements. All payments due under or with respect to each Employee Plan have been made to date, and all liabilities incurred but not paid to date have been properly accrued. Subject to the assumptions and qualifications stated therein, Schedule 3.21(b) of the Disclosure Schedule sets forth for each Assumed Employee Plan that is a defined benefit plan, the amount, if any, of such accrued and unpaid liabilities which is shown in Schedule 3.21 (b) as the pension value of the accrued pension liabilities towards the active employees under applicable tax rules (“Teilwert der Anwartschaften gegenüber den tätigen Mitarbeitern”) as of December 31, 2009. Each of Seller and the Selling Subsidiaries has satisfied all applicable reporting and disclosure requirements under the Code and ERISA with respect to the Employee Plans.

(c) Except as disclosed in Schedule 3.21(c) of the Disclosure Schedule, neither Seller nor any of the Selling Subsidiaries, or any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to or had any obligation to contribute to any Employee Plan that is a: (i) “pension plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” (within the meaning of Section 3(37)(A) of ERISA), (iii) “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iv) “funded welfare plan” (within the meaning of Section 419 of the Code) or (v) any plan, program, policy, practice, agreement or other arrangement that is subject to the laws of a country other than the United States.

(d) Seller, each of the Selling Subsidiaries and each ERISA Affiliate have, at all times, complied, and currently comply, in all material respects with the applicable continuation coverage requirements for their group health plans under Section 4980B(f) of the Code and Part 6 of Title I of ERISA (“COBRA”). Except for the continuation coverage requirements of COBRA, no Seller, any of the Selling Subsidiaries, or any ERISA Affiliate has any obligation or potential liability for continuation of medical, dental, life or disability coverage to Employees, former Employees or their respective dependents following termination of employment or retirement under any of the Employee Plans.

(e) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its tax-qualified status, and its accompanying trust has been determined to be exempt from taxation under Section 501(a) of the Code, or it is a standardized or nonstandardized prototype plan not required under IRS guidance to request a favorable determination letter and to Seller’s Knowledge, and there are no circumstances since the issuance of such letter that will or could jeopardize the qualified status of such plan or the tax-exempt status of its accompanying trust.

(f) Except as provided on Schedule 3.21(f) of the Disclosure Schedule or as otherwise expressly assumed in Section 2.3(a) of this Agreement, the transactions contemplated by this Agreement, will not, either alone or in combination with any other event or events, cause Buyer to incur any liabilities with respect to any Employee Plan, including, without limitation, any liability under Section 4980B of the Code. Other than as expressly provided in Section 2.3(a) of this Agreement, Buyer shall not assume or otherwise succeed to, by operation of law, contract or otherwise, any obligations of Seller, any of the Selling Subsidiaries or any ERISA Affiliate to any employees of Seller, any of the Selling Subsidiaries or any ERISA Affiliate or to any other Person rendering services in respect of the Business that are commonly provided by such employees and Buyer shall have no obligations to any such employee or other person. No event has occurred in connection with any Employee Plan that has, will or may reasonably result in any Liability for which Buyer may be responsible, whether by operation of law, by contract or otherwise, except as expressly provided in Section 2.3(a) of this Agreement.

(g) Except as set forth in Schedule 3.21(g) of the Disclosure Schedule, the transactions contemplated by this Agreement will not, either alone or in combination with any other event or events, (i) entitle any current or former employee or officer of Seller, or any of the Selling Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, or (iii) result in any breach or violation of, or a default under, any Employee Plan.

(h) There are no payments that would fail to be deductible under Section 280G of the Code nor are any excise taxes under Section 4999 or 409A of the Code reimbursable under any of the Employee Plans.

(i) With respect to any Employee Plan that is subject to the laws of a jurisdiction other than the United States, said plans are in substantial compliance with the laws of such jurisdictions.

3.22 Customers and Suppliers

(a) Schedule 3.22(a) of the Disclosure Schedule contains a list of the top twenty (20) customers, including distributors, if applicable, of the Business for each of the two (2) most recent fiscal years (listed in descending order based on the total dollar amount of net sales), showing the total dollar amount of net sales to each such customer shown during each such year. Except as indicated on Schedule 3.22(a) of the Disclosure Schedule, neither Seller nor any of the Selling Subsidiaries has any information, or is aware of any facts, indicating any of such customers intends to cease doing business with the Business or materially alter the amount of the business such customer is presently doing with the Business. Schedule 3.22(a) of the Disclosure Schedule also contains a list of all suppliers of the Business for each of the two (2) most recent fiscal years (listed in descending order based on the total amount paid to each such supplier during such period) from whom Seller or the Selling Subsidiaries have purchased in excess of $100,000 in products or services during the twelve (12) months before December 31, 2009.

(b) Since December 31, 2009, there has been no material change in the custom and practice (including with respect to quantity and frequency) of the course of business between Seller, any of the Selling Subsidiaries and any of (i) the customers of the Business that have generated sales in excess of $100,000 during the twelve (12) months before December 31, 2009 and (ii) the suppliers of the Business from whom Seller and the Selling Subsidiaries have purchased in excess of $100,000 in Products or services during the twelve (12) months before December 31, 2009. Except as set forth on Schedule 3.22(b) of the Disclosure Schedule, without limiting any of the foregoing, since December 31, 2009, none of Seller or any of the Selling Subsidiaries has received written or, to Seller’s Knowledge, oral notice that any customer or supplier listed on Schedule 3.22(a) of the Disclosure Schedule has terminated its relationship with Seller or any of the Selling Subsidiaries or materially reduced or changed the pricing or other terms of its business with Seller or any of the Selling Subsidiaries and no customer or supplier listed on Schedule 3.22(a) of the Disclosure Schedule has notified Seller or any of the Selling Subsidiaries in writing (or to Seller’s Knowledge, orally) that it intends to terminate or materially reduce or change the pricing or other terms of its business with Seller or any of the Selling Subsidiaries.

3.23 Absence of Certain Changes

Except as set forth in Schedule 3.23 of the Disclosure Schedule, since December 31, 2009, Seller and each of the Selling Subsidiaries, as applicable, has conducted the Business in the Ordinary Course of Business and, to Seller’s Knowledge, there has not been, occurred or arisen in respect of the Business, the Purchased Assets or the Assumed Liabilities any of the following:

(a) any Material Adverse Effect, or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Effect;

(b) any creation or other incurrence of any Encumbrance (except for a Permitted Encumbrance) on any Purchased Asset;

(c) any loss of any material distributor or supplier relationship with Seller or any of the Selling Subsidiaries that is related to the Business or any material adverse change in such relationship;

(d) any injunction issued or other applicable Legal Requirements prohibiting Seller or the Selling Subsidiaries from selling any Products in any jurisdiction;

(e) any loss of any direct customer of the Business which generated sales in excess of $100,000 during the twelve (12) months prior to the date hereof, or any notice by any such customer of its intention to terminate or materially change the terms of or the volume of purchases of Products from Seller or the Selling Subsidiaries;

(f) any transaction by Seller or the Selling Subsidiaries affecting the Business that is not in the Ordinary Course of Business, including without limitation any payment, discharge or satisfaction of any material claim or obligation of Seller or the Selling Subsidiaries or, to Seller’s Knowledge, oral agreement providing for contractual terms that are different from those stated in the Assumed Contracts;

(g) any labor dispute, other than routine individual grievances, or any activity or Proceeding by a labor union or representative thereof to organize any Employees, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such Employees;

(h) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Purchased Asset;

(i) any award or payment by Seller or the Selling Subsidiaries of any bonuses to any of the Employees with respect to the current fiscal year, except to the extent accrued in the balance sheet included in the Seller Financials filed with the SEC on February 3, 2010 or entered into any employment, deferred compensation, severance or similar agreement (or amendment of such agreement) or any increase by Seller or the Selling Subsidiaries of the compensation payable or to become payable to any of the Employees or any increase of the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any of the Employees, except for the Retention Agreements;

(j) any revocation of any Tax election or settlement of any controversy with a Governmental Authority with respect to the Business or the Purchased Assets;

(k) any failure to promptly pay and discharge current Liabilities except for Liabilities not material in amount that are disputed in good faith by appropriate proceedings;

(l) any cancellation or compromise of any debt or claim or any amendment, modification, cancellation, termination, relinquishment, waiver or release of any Assumed Contract or right except in the Ordinary Course of Business and which, individually or in the aggregate, would be material to the Business;

(m) any grant of any license or sublicense of any rights under or with respect to any Owned Business IP or Licensed Business IP except non-exclusive licenses granted by Seller in the Ordinary Course of Business; or

(n) any Contract entered into by Seller or the Selling Subsidiaries to do any of the foregoing (other than negotiations with Buyer and its Representatives regarding the transactions contemplated hereby and by the other Related Agreements).

3.24 Export Controls

Except as set forth in Schedule 3.24 of the Disclosure Schedule, Seller and each of the Selling Subsidiaries has conducted its export transactions related to the Business, if any, at all times in material compliance with applicable Legal Requirements relating to export controls and regulations. Without limiting the foregoing, except as set forth in Schedule 3.24 of the Disclosure Schedule:

(a) No export licenses or other approvals are required to export Products;

(b) Seller and the Selling Subsidiaries have obtained all export licenses and other approvals required to export technologies with respect to Products;

(c) Seller and the Selling Subsidiaries are in compliance in all material respects with the terms of such applicable export licenses or other export approvals;

(d) there are no pending or, to Seller’s Knowledge, threatened claims against Seller or the Selling Subsidiaries with respect to such export licenses or other approvals; and

(e) no consents or approvals for the transfer to Buyer of any such export licenses, if any, are required.

To Seller’s Knowledge, Seller and the Selling Subsidiaries have never entered into a transaction or directly or indirectly exported, re-exported, diverted, transferred or made available for download products or any materials, items, or technology relating to the Business or related technical data or any direct product thereof in a material violation of the applicable Legal Requirements relating to export controls and regulations.

3.25 Full Disclosure

None of this Agreement (as modified by the Disclosure Schedule), any Related Agreement or any certificate delivered to Buyer pursuant to this Agreement by the Seller, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was made, not misleading. The Seller has delivered or made available to Buyer all written documents listed in the Disclosure Schedule (including any attachment thereto) or in any other Exhibit or Schedule called for by this Agreement. The Seller has not failed to disclose to Buyer in this Agreement or in the Disclosure Schedule any facts that to the actual knowledge of any individual set forth on Schedule 1.1(c) would reasonably be expected to have a Material Adverse Effect.

3.26 Exclusive Representations and Warranties

Except for the representations and warranties contained in this Agreement (as modified by the Disclosure Schedule) or in any certificate, Related Agreement or in any other instrument or document delivered in connection herewith or therewith delivered by or on behalf of the Seller pursuant to this Agreement, the Seller makes no representation or warranties concerning the Seller, the Transactions, or otherwise concerning (i) any future revenues, costs, expenditures, cash flow, results of operations, financial condition or prospects that may result from the ownership of the Business or (ii) the condition of the real and personal property of the Business.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the following statements contained in this Article IV are true and correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date:

4.1 Corporate Status

Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with corporate power and authority to conduct its business as it is now being conducted and to perform all its obligations under this Agreement and each Related Agreement. Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it requires such qualification except where the failure to be so qualified or in good standing individually or in the aggregate has not had and would not be reasonably expected to impair in any material respect the ability of Buyer to perform its obligations under this Agreement or any Related Agreement.

4.2 Due Authorization

The execution, delivery and performance by Buyer of this Agreement and each other Related Agreement to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby by Buyer are within the corporate power, authority and legal capacity of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. Each of this Agreement and the other Related Agreements to which Buyer is a party constitutes a legal, valid and binding agreement of Buyer enforceable in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting the rights of creditors, and general principles of equity.

4.3 No Conflicts

The execution and delivery of this Agreement by Buyer does not, and the performance of the terms of this Agreement and each Related Agreement by Buyer will not, directly or indirectly (with or without notice or lapse of time): (i) Breach any provision of any of the organizational documents of Buyer, or (ii) except as would not reasonably be expected to have a material and adverse effect on the ability of Buyer to consummate the Transactions, (A) Breach or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or any Related Agreement, or to exercise any remedy or obtain any relief under or result in the loss of any benefit under, any Legal Requirement, Order or Contract to which Buyer may be subject; (B) contravene, conflict with or result in a material violation or Breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, or result in the loss of any benefit under, any Governmental Authorization that is held by Buyer; or (C) Breach any Contract to which Buyer is a party. Except for the consents and filings specified in Schedule 3.4(b) of the Disclosure Schedule or the consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to materially and adversely Buyer’s ability to consummate the Transactions and assuming the accuracy of the representations of Seller made in Section 3.4 of this Agreement, no consent, filing with or approval from, or notice to, any Governmental Authority or any other Person is required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement.

4.4 Availability of Funds

Buyer presently has and will have at Closing all funds in place necessary to pay and deliver to Seller the Purchase Price.

4.5 Brokers or Finders

Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated by this Agreement for which Seller would have Liability.

4.6 Exclusive Representations and Warranties

Except for the representations and warranties contained in this Agreement or in any certificate, Related Agreement or in any other instrument or document delivered in connection herewith or therewith delivered by or on behalf of the Buyer pursuant to this Agreement, the Buyer makes no representation or warranties concerning the Buyer or the Transactions.

ARTICLE V

COVENANTS OF SELLER

5.1 Operation of the Business

(a) During the period between the signing of this Agreement and the Closing Date (the “Pre-Closing Period”), Seller shall (and shall cause each of the Selling Subsidiaries to), except to the extent that Buyer will otherwise consent in writing, carry on the Business in the Ordinary Course of Business and in compliance with all applicable Legal Requirements and all material Contracts related to the Business. Seller shall (and shall cause each of the Selling Subsidiaries to) use commercially reasonable efforts to (i) preserve intact its current business organization, (ii) maintain its relations and good will with all suppliers, customers, landlords, creditors, Employees and other Persons having business relationships with Seller and the Selling Subsidiaries in connection with the Business, and (iii) maintain, and make all necessary filings for the preservation of, the Purchased Business IP.

(b) During the Pre-Closing Period, except as specifically provided in this Agreement, Seller shall (and shall cause the Selling Subsidiaries to) not, without the prior written consent of Buyer:

(i) acquire or agree to acquire any assets or securities of any business or assets which would be material to the Business;

(ii) encumber, sell, lease, license, abandon or otherwise dispose of or agree to sell, assign, transfer, lease, license and other dispose of any Purchased Assets (except to Buyer pursuant to the transactions contemplated hereby and except for non-exclusive licenses granted by Seller in the Ordinary Course of Business pursuant to a Standard Outbound License);

(iii) permit any of the Purchased Assets to become subject to any Encumbrance (other than Permitted Encumbrances);

(iv) cause any material write up or write down of any Inventory, other than in the Ordinary Course of Business;

(v) except as required by GAAP, make any change in accounting methods, principles or practices with respect to the Purchased Assets;

(vi) only to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, make or change any material Tax election, adopt or change a material accounting method in respect of Taxes, enter into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settle or comprise a claim, notice, audit report or assessment in respect of Taxes, or consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes, except as required by any Legal Requirement;

(vii) enter into any agreement, arrangement or transaction with any Affiliate of Seller with respect to the Business or any Purchased Assets;

(viii) (A) amend, modify, supplement or terminate any Assumed Contract or any other Material Contract other than in the Ordinary Course of Business, or (B) enter into, amend, modify or supplement any Contract, if such Contract would have been a Material Contract if it had been in existence on the date of this Agreement other than in the Ordinary Course of Business;

(ix) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than Inventory) that are material, individually or in the aggregate, to the Business;

(x) settle, compromise, release or forgive any pending or threatened Proceeding relating to the Business, Purchased Assets, Assumed Liabilities or an Employee or waive any right thereto, but excluding (A) any such claim or right that relates solely to any Excluded Asset or Excluded Liability and (B) any such Proceeding seeking to challenge, restrain, prohibit or make illegal the consummation of the Transactions (other than any such Proceeding seeking (1) the recovery of damages from Buyer or any of its Affiliates or Representatives, (2) to prohibit or limit the exercise by Buyer or any Affiliate of Buyer of any material right pertaining to its ownership of any of the Purchased Assets or the operation of the Business after Closing or (3) to compel Buyer or any Affiliate of Buyer to dispose of or hold separate any material assets as a result of the Transactions);

(xi) transfer, assign, abandon, fail to maintain, license or permit to lapse any Purchased Business IP (except for non-exclusive licenses granted by Seller in the Ordinary Course of Business pursuant to Standard Outbound Licenses);

(xii) grant any severance or termination pay to any Employee other than as provided under an existing agreement or Employee Plan in accordance with the terms of such agreement or Employee Plan as currently in effect;

(xiii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any Employee;

(xiv) materially increase benefits payable under any existing severance or termination pay policies or employment agreements;

(xv) materially increase compensation, bonus or other benefits payable to any Employee, other than as required by applicable Legal Requirements or pursuant to the terms of any Contract as in effect on the date hereof and disclosed in the Disclosure Schedule;

(xvi) terminate any Employee (other than for cause) or renew any employment agreement with such Employee;

(xvii) establish, adopt or amend any Employee Plan, make any changes in the compensation payable or to become payable to any Employee (other than normal recurring increases in the Ordinary Course of Business consistent with past practice), or become obligated to, or represent to any Person that it will, take any of the foregoing actions;

(xviii) recognize any labor union related to the Business or enter into any collective bargaining agreement related to the Business;

(xix) adopt a plan of complete or partial liquidation or dissolution of Seller related to the Business or resolutions providing for or authorizing such a liquidation or a dissolution of Seller;

(xx) amend Seller’s organizational documents related to the Business;

(xxi) introduce any material change with respect to the operation of the Business or the Inventory, including any material change in the types, nature, composition or quality of Products or services, or, other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such Products;

(xxii) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Business, or the ability of Buyer, to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

(xxiii) change or modify its credit, collection or payment policies, procedures or practices related to the Business, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities related to the Business;

(xxiv) engage in any discount activity with customers of the Business that would reasonably be expected to accelerate to pre-Closing periods sales that would otherwise be expected to occur in post-Closing periods; or

(xxv) take any action that would make any of the representations or warranties of Seller untrue or incorrect or result in any of the conditions to the transactions set forth in this Agreement not to be satisfied, or prevent Seller from performing, or cause Seller not to perform, its covenants hereunder.

For the avoidance of doubt, Seller shall have the right to sell the Excluded Patents to a third party without prior written consent of Buyer, provided Seller grants a license to Buyer for the Excluded Patents pursuant to the License Agreement.

5.2 Access

Subject to applicable attorney-client privilege, attorney work product and confidentiality provisions, during the Pre-Closing Period, Seller shall, and shall cause the Selling Subsidiaries to, (i) afford Buyer and its authorized Representatives full access to all properties, facilities, personnel, books, Contracts, Records, documents and other information related to the Business, the Purchased Assets, the Assumed Liabilities and the Employees as Buyer and such Representatives may reasonably request, (ii) furnish to Buyer and its Representatives such financial and operating data and other information concerning the Business, the Purchased Assets, the Assumed Liabilities and the Employees as Buyer and its Representatives may reasonably request, and (iii) instruct its Representatives to fully cooperate with Buyer and Buyer’s Representatives in its investigation. All such information obtained by Buyer and such authorized Representatives pursuant to this Section 5.2 will be subject to the confidentiality provisions set forth in Section 6.1.

5.3 Notification of Certain Matters

During the Pre-Closing Period, Seller will promptly notify Buyer of: (i) the discovery by Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or Breach of any representation or warranty made by Seller in this Agreement; (ii) any event, condition, fact or circumstance that occurs or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or Breach of any representation or warranty made by Seller in this Agreement if (x) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (y) such event, condition, fact or circumstance had occurred or existed on or prior to the date of this Agreement; (iii) any Breach of any covenant or obligation of Seller; (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article VIII impossible or unlikely, or (v) any Proceeding commenced, or to Seller’s Knowledge, threatened in writing against, relating to or involving or otherwise affecting Seller or any of the Selling Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or that relates to the consummation of the transactions contemplated by this Agreement.

5.4 Non-Competition; Non-Solicitation

(a) For a period beginning on the Closing Date (the “Commencement Date”) until the date which is thirty-six (36) months after the Commencement Date, Seller will not, and will cause its Subsidiaries and Affiliates not to, directly or indirectly, own, acquire, manage, operate, control or participate in the ownership, management, operation or control of any business (other than (i) for the period beginning on the Commencement Date and ending on the six (6) month anniversary of the Commencement Date, the operation by Seller or Seller’s Affiliates of the Aristos Business as conducted on the date hereof and (ii) the performance by Seller or Seller’s Affiliates of Seller’s remaining supply and support obligations under the Scheduled Aristos Agreement in accordance with its terms as in effect on the date hereof), whether in corporate, proprietorship or partnership form or otherwise, that is engaged in, or otherwise competes with, the Business in the United States or in those other countries in which Buyer currently ships Product to customers either directly or through distributors. The parties hereto specifically acknowledge and agree that the remedy at law for any Breach of the foregoing may be inadequate and that Buyer, in addition to any other relief available to it, will be entitled to seek temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

(b) For a period beginning on the Commencement Date until the date which is twenty-four (24) months after the Commencement Date, Seller will not, and shall cause its directors, officers, employees, Subsidiaries and Affiliates not to, without the written consent of Buyer, directly or indirectly, for its own account or on behalf of any other Person, (i) hire any person who is then an employee of Buyer or any of its Affiliates, or induce or attempt to induce any employee to leave his or her employment with Buyer or any of its Affiliates, including the Transferred Employees, and (ii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former customer of Seller or its Subsidiaries and any Person that becomes a client or customer of the Business after the Closing) or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship.

(c) The parties hereto agree that, if any court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 5.4 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

5.5 No Solicitation of Transactions by Seller

(a) Seller shall, and shall cause its respective Subsidiaries and respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Acquisition Proposal, and use their commercially reasonable efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by Seller, its Subsidiaries, or any Representatives to the extent such confidential information remains confidential at such time. From the date hereof until the earlier of the termination of this Agreement in accordance with its terms or the Closing Date, Seller shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly cause, knowingly encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to Seller or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of Seller or any of its Subsidiaries to, or otherwise knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Acquisition Proposal, (iii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Seller or any of its Subsidiaries, (iv) approve, endorse or recommend to the stockholders of Seller any Acquisition Proposal or (v) enter into an agreement in principle, letter of intent, term sheet, acquisition agreement, partnership agreement or other Contract with respect to an Acquisition Proposal. Without limiting the foregoing, Seller acknowledges and agrees that any violation of the foregoing restrictions by the Selling Subsidiaries or their Representatives shall be deemed a Breach of this Section 5.5 by Seller. Seller shall promptly advise Buyer, but in no event later than twenty-four (24) hours after receipt, of any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal (including any changes thereto) and the identity of the Person making any such Acquisition Proposal (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such Acquisition Proposal).

(b) In no event shall Section 5.5(a) prohibit or restrict Seller from engaging in any discussions, negotiations or information exchange, entering into or approving any Contract or otherwise supporting activity related exclusively to a sale, transfer or license of the Excluded Patents or the sale of the Aristos Business or Aristos Assets provided that any such transaction does not conflict with the transactions contemplated by this Agreement.

ARTICLE VI

FURTHER COVENANTS

6.1 Confidentiality

The terms of the confidentiality agreement dated February 2, 2010 (the “Confidentiality Agreement”) between Buyer and Seller, are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate. From and after the Closing Date, the Seller and its Affiliates and Representatives shall maintain in confidence and not use or disclose to any third party any confidential or proprietary information related to the Business, Purchased Assets, Assumed Liabilities and Transferred Employees; provided, that nothing in this Section 6.1 shall apply to information that is or becomes generally available to the public other than as a result of or in connection with a disclosure in breach of this Section 6.1. Each of the Seller and its Affiliates and Representatives that is in possession of any such confidential or proprietary information, shall promptly after Closing destroy or return to Buyer such information without retaining any copies thereof except for copies that such Person is required to retain by applicable Law. The Seller shall be responsible for ensuring the compliance of its Affiliates and Representatives with the obligations in this Section 6.1 applicable to them.

6.2 Employment of Employees by Buyer

(a) Automatic Transferred Employees shall not be terminated upon Closing and the rights, powers, duties, liabilities and obligations of Seller (or the relevant Subsidiary of Seller) to the employees in respect of the material terms of employment with the Automatic Transferred Employees in force immediately before Closing shall be transferred to Buyer in accordance with local Legal Requirements. Prior to the Closing, Seller shall, or shall cause the applicable Selling Subsidiary to, in accordance with applicable Legal Requirements (including Section 203 of the Employment Rights Act 1996 of the UK Parliament or any similar law of any other applicable jurisdiction), either: (A) (i) terminate the Identified Employees and (ii) use commercially reasonable efforts to enter into a “compromise agreement” that settles any outstanding liability to each such Identified Employee relating to such Identified Employee’s employment or its termination and waives any claim that each such Identified Employee has or may have arising out of his employment or its termination against Seller, the applicable Selling Subsidiary, Buyer and any Subsidiary of Buyer and to which Buyer or its applicable Subsidiary is a party or a third party beneficiary; and/or (B) (i) redeploy the Identified Employees such that any such redeployed Identified Employee is no longer assigned to the Business being acquired by Buyer under this Agreement, (ii) inform the redeployed Identified Employee in writing (in a form reasonably satisfactory to Buyer) of the full terms of the redeployment in good time prior to Closing, and (iii) use commercially reasonable efforts to procure such redeployed Identified Employee’s agreement in writing to such terms.

(b) With respect to Employees who are neither Automatic Transferred Employees nor Identified Employees, prior to the Closing Date, Buyer shall make offers of employment, contingent upon the Closing, to such Employees. Automatic Transferred Employees and Employees other than Identified Employees who accept Buyer’s offer of employment in accordance with Section 6.2(c) below, as of the effective date of their employment with Buyer, are referred to as “Transferred Employees.” Employment with Buyer of Transferred Employees shall be effective as of the close of business on the Closing Date.

(c) Buyer agrees that offers of employment to each Employee who is neither an Automatic Transferred Employee nor an Identified Employee shall initially have: (i) a position with a Base Salary that is at least 95% of such Transferred Employee’s Base Salary as in effect on the date hereof as set forth on Schedule 3.13(a) of the Disclosure Schedule, (ii) substantially the same job duties and responsibilities and (iii) if such Employee is located in the United States, a work location within 25 miles of such Employee’s existing work location as in effect immediately prior to the Closing.

(d) As of the Closing Date, Buyer shall assume all Liabilities with respect to Transferred Employees under the Assumed Employee Plans.

(e) For the period commencing on the Closing Date and ending on the date twelve (12) months after the Closing Date, each Transferred Employee who remains employed by Buyer and/or one of its Subsidiaries shall participate in employee benefit plans, agreements, programs, policies and arrangements of Buyer and/or one of its Subsidiaries (the “Buyer Plans”) that are no less favorable in the aggregate than the Buyer Plans in which similarly situated employees of Buyer and/or its Subsidiaries participate. For the twelve (12) month period commencing on the Closing Date Buyer shall provide severance benefits to any Transferred Employee that are no less favorable than the severance benefits provided to such Transferred Employees immediately before the Closing Date and described in Schedule 6.2(e); provided, that in no event shall Transferred Employees be entitled to any severance benefits in connection with their voluntary termination of employment from Buyer or any Subsidiary of Buyer.

(f) For purposes of eligibility, vesting and benefit accrual under Buyer’s employee benefit plans, Buyer shall grant all Transferred Employees credit for their years of service with Seller or the Selling Subsidiaries and Affiliates prior to the Closing Date, to the same extent such service had been taken into account under the Employee Plans (other than under any equity or quasi-equity compensation plan or under a defined benefit pension plan either (i) in which no assets are transferred or for which no other compensation, including an adjustment to the Purchase Price, is received by Buyer pursuant to this Agreement or (ii) which would result in the duplication of benefits accrual for the same period of service).

(g) Seller shall retain responsibility for and continue to pay all medical, dental, life insurance, disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred by such Transferred Employee or their covered dependents before the close of business on the Closing Date. Expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents from and after the close of business on the Closing Date shall be the responsibility of Buyer. For purposes of this Section 6.2(g) a claim is deemed incurred: in the case of medical or dental benefits, when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of disability benefits, when the disability occurs; in the case of workers compensation benefits, when the event giving rise to the benefits occurs; and otherwise at the time the Transferred Employee or covered dependent becomes entitled to payment of a benefit (assuming all procedural requirements are satisfied and claims applications properly and timely completed and submitted).

(h) Except as otherwise provided in Section 6.2(d) or as required by applicable Legal Requirements, as of the close of business on the Closing Date the Transferred Employees shall cease to accrue further benefits under the Employee Plans maintained by Seller and the Selling Subsidiaries and shall commence participation in the Buyer Plans. Promptly after the Closing, in accordance with HIPAA privacy rules, Seller shall transfer and Buyer shall accept the flexible spending account elections and accounts (maintained pursuant to Code Sections 105 and 129) of the Transferred Employees under Seller’s Code Section 125 plan flexible spending arrangement. Promptly after the Closing, Seller shall cause to be transferred to Buyer the aggregate net cash amount (determined immediately before the Closing) for contributions paid (but not yet reimbursed) by or on behalf of the Transferred Employees under Seller’s Code Section 125 plan flexible spending arrangement.

(i) With respect to any accrued but unused vacation time (including flexible time off and sick pay) as of the close of business on the Closing Date to which any Transferred Employee is entitled pursuant to Seller’s (and/or any of the Selling Subsidiaries’) vacation policy immediately before the Closing Date, to the extent permitted by law, Seller shall retain responsibility for and shall pay as soon as practicable following the Closing any accrued but unused vacation time payable to any Transferred Employee who is, or was, entitled to any accrued but unused vacation time payout on termination by Seller or the Selling Subsidiaries under local Legal Requirements. To the extent applicable Legal Requirements do not permit the payment by Seller of such accrued but unused vacation time, Buyer shall assume such accrued and unused vacation time of any Transferred Employee who is subject to such Legal Requirements and the aggregate value of such assumed vacation time shall be reimbursed by Seller to Buyer promptly following the Closing.

(j) Subject to Legal Requirements, prior to the Closing Date, Seller agrees to use reasonable best efforts to cooperate with Buyer in Buyer’s recruitment of Employees, including allowing and facilitating interviews and providing access to personnel files of the Employees. After the Closing Date, upon the reasonable request of Buyer and to the extent permitted by applicable Legal Requirements and subject to the confidentiality provisions of this Agreement, Seller shall make available to Buyer any records in their possession with respect to the Transferred Employees hired by Buyer.

(k) It is understood and agreed that (i) Buyer’s expressed intention to extend offers of employment as set forth in this Section 6.2 will not constitute any Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (ii) to the extent consistent with applicable Legal Requirements employment offered by Buyer is “at will” and may be terminated by Buyer or by a Transferred Employee at any time for any reason (unless Buyer in its sole discretion determines otherwise). Nothing in this Agreement will be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Transferred Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees at any time for any reason. The Parties acknowledge and agree that all provisions contained in this Section 6.2 with respect to Employees are included for the sole benefit of the respective Parties and shall not create any right (i) in any other Person, including without limitation, any employees, former employees, any participant in any employee benefit plan, policy or arrangement maintained by Seller or any beneficiary thereof.

(l) Seller shall be solely responsible for the payment of all wages and other remuneration due to Transferred Employees with respect to their services as Employees through the close of business on the Closing Date. Buyer shall be solely responsible for the payment of all wages and other remuneration due to Transferred Employees with respect to their services as Employees after the close of business on the Closing Date, plus all payments due under the Retention Agreements.

(m) Seller, the Selling Subsidiaries and Buyer shall comply with all obligations either under the Transfer Regulations or other applicable Legal Requirements in connection with the transfer of Employees from Seller and/or the Selling Subsidiaries to Buyer, including without limitation any obligations to notify and/or consult with Non-U.S. Employees or employee representatives, unions, works councils or other employee representative bodies, if any, and shall provide such information to the other Party as is required by that Party to comply with its notification and/or consultation obligations. Seller and Buyer agree and acknowledge that the employment relationships of the Transferred Employees are governed by the Legal Requirements of various jurisdictions and that the transfer of the Transferred Employees from Seller or the Selling Subsidiaries to Buyer as contemplated by this Section 6.2 is subject to different Legal Requirements depending on the jurisdiction by which the employment relationship of the respective Transferred Employee is governed.

(n) The parties agree to cooperate in good faith to determine whether any notification may be required under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) as a result of the transactions contemplated by this Agreement. However, Seller shall retain full responsibility for compliance with those provisions of the WARN Act or any comparable provision of state or local law that are binding upon Seller under any such law and shall indemnify Buyer for any Liabilities related thereto.

6.3 Bulk Sale Laws

Buyer and Seller hereby waive compliance by Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale and transfer of the Purchased Assets to Buyer.

6.4 Expenses

Whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the costs or expenses.

6.5 Public Announcements

During the Pre-Closing Period, Buyer and Seller shall consult with each other before issuing any press release, making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Legal Requirements or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement, or schedule any such press conference or conference call before such consultation.

6.6 Use of Name

Buyer shall grant Seller and its Affiliates, a non-exclusive, royalty-free right and license to use the name “Adaptec” and associated logos for a transition period of three (3) months following the Closing, to allow for the orderly removal of the name from signage, invoices and other assets used in the operation of the Purchased Assets and the Business, provided, that within ten (10) days following the end of this three (3) month transition period, Seller shall, and shall cause its Affiliates to, discontinue all use of the names “Adaptec” and associated logos included in the Purchased Assets, any confusingly similar names thereto, in any of their forms or spellings, including, without limitation, use in or on any Product or service offerings, websites, advertising materials, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts and business documents.

6.7 Governmental and Other Authorizations; Notices and Consents

(a) Seller and Buyer shall use their respective commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Legal Requirement or otherwise to consummate the transactions contemplated by this Agreement and the Related Agreements as promptly as reasonably practicable; and (ii) obtain from any Governmental Authority any consents, licenses, permits, waivers, clearances, approvals, authorizations or orders required to be obtained or made, or avoid any Proceeding by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(b) Seller and Buyer shall promptly inform each other of any material communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any application or filing to be made in connection with the transactions contemplated by this Agreement. Prior to participating in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry, Seller shall give Buyer reasonable prior notice of such meeting and invite Representatives of Buyer to participate in the meeting with the Governmental Authority unless prohibited by such Governmental Authority. Seller shall coordinate and cooperate with Buyer in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of Seller in connection with all meetings and Proceedings under or relating to any such application or filing.

(c) If any administrative or judicial Proceeding is instituted (or threatened to be instituted) by a Governmental Authority challenging the consummation of the transactions contemplated by this Agreement as violative of any applicable Law, each of Seller and Buyer shall, and shall cause their respective Affiliates to, cooperate with the other parties and use their commercially reasonable efforts to contest and resist, except insofar as Seller and Buyer may otherwise agree, any such Proceeding, including any Proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the transactions contemplated by this Agreement, provided, however, nothing in this Agreement shall require Buyer, nor permit Seller, to enter into any understanding, undertaking or agreement that would limit in any manner Buyer’s ability to operate the Business following the Closing in its absolute discretion, or require the sale, divestiture, or license of any of the Purchased Assets, or businesses of any of Buyer or Seller.

(d) Seller shall give any notices to third parties (including Governmental Authorities) and use commercially reasonable efforts to obtain any third party consents listed on Schedule 8.2(e) or otherwise disclosed on Schedule 6.7(d) of the Disclosure Schedule. Each party shall cooperate with the other to obtain all such consents.

(e) Notwithstanding anything set forth in this Agreement, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Seller prior to the consummation of the transactions contemplated by this Agreement. Prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its business operations.

6.8 Insurance Seller shall maintain its current insurance coverage under each insurance policy maintained by Seller with respect to the Business (including business interruption insurance or insurance otherwise covering loss of profits) or covering any Purchased Asset until the Closing Date. From and after the Closing, the Business and the Purchased Assets shall cease to be insured by Seller and/or the Selling Subsidiaries’ Insurance Policies.

6.9 Cooperation and Further Assurances

If at any time after the Closing Buyer determines it is advisable that any deeds, bills of sale, assignments, instruments, assurances or any other actions or things are necessary or desirable to consummate the transactions contemplated by this Agreement or any of the Related Agreements or vest, perfect or confirm of record or otherwise in Buyer its right, title or interest in, to or under any of the Purchased Assets or otherwise to carry out the purpose and intent of this Agreement (including, for the avoidance of doubt, the transfer to Buyer of any right, title and interest of any Subsidiary of Seller in, to or under any Purchased Asset), then the officers and directors of Seller shall as soon as reasonably practicable execute and deliver to Buyer, in the name and on behalf of Seller, all such deeds, bills of sale, instruments of conveyance, assignments, instruments and assurances and to take and do, in the name and on behalf of Seller or otherwise, all such other actions and things as may be reasonably requested by Buyer to consummate the transactions contemplated by this Agreement and the Related Agreements and to carry out the purpose and intent of this Agreement or as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under the Purchased Assets.

6.10 No Retention

(a) Upon Closing, neither Seller nor any of the Selling Subsidiaries shall retain copies in any form of any Products, Owned Business IP or Licensed Business IP included in the Purchased Assets or any tangible embodiments thereof and Seller and the Selling Subsidiaries shall cease all use of any of the foregoing; provided that Seller may (i) retain copies of technology specifically identified and licensed to Seller in the Transition Services Agreement and (ii) use certain Seller Trademark(s) consistent with its limited license rights under the Transition Services Agreement as contemplated by Section 6.6 of this Agreement. Upon Closing, Seller shall remove all data, content, graphics and other materials included within the Purchased Assets from the websites owned or controlled by Seller or any of the Selling Subsidiaries and no later than three (3) months following the Closing, Seller shall remove all references to Business products and services from such websites.

(b) For a period of five (5) years after the Closing, Seller’s counsel may retain copies of the Assumed Contracts solely for purposes of defending Seller or Buyer against third party claims, or claims brought by Buyer against Seller or the Selling Subsidiaries arising under such Assumed Contracts. Seller shall instruct its counsel to destroy such copies at the end of such five (5)-year period.

(c) Upon reasonable request by Seller and at Seller’s expense, from and after the Closing Buyer shall provide Seller with copies of any Records relating to the Business in Buyer’s possession and control that is required by Seller to comply with Seller’s Legal Requirements or in connection with Seller’s financial reporting obligations or Tax matters.

6.11 Removal of Third Party Non-Transferred Materials

Prior to the Closing, Seller shall use its commercially reasonable efforts to remove all Third Party Non-Transferred Material from all computer systems, hardware or other debt storage devices included in the Purchased Assets and from any Records included in the Purchased Assets.

ARTICLE VII

TAX MATTERS

7.1 Tax Returns

(a) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets, the Business and the Assumed Liabilities as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or Proceeding relating to any Tax Return. Buyer and Seller will cooperate with each other in the conduct of any audit or other Proceeding related to Taxes involving the Business, the Purchased Assets or the Assumed Liabilities.

7.2 Transfer Taxes

All Transfer Taxes required to be paid in connection with the transfer of the Purchased Assets from Seller to Buyer shall be split equally between Buyer and Seller and paid accordingly by each of them. Seller will prepare and timely file all Tax Returns required to be filed in connection with any such Transfer Taxes and provide copies of all such Tax Returns to Buyer; if Buyer is required by law to execute any such Tax Return, such Tax Return will be subject to the consent of Buyer, which consent will not be unreasonably withheld or delayed.

7.3 Proration

Buyer and Seller agree that personal property, real estate, occupancy, intangibles, and any other similar ad valorem Taxes, assessments and other charges, if any, on or with respect to the ownership, use, or business and operation of the Purchased Assets will be prorated as of the Closing Date, with Seller liable to the extent such items relate to any period on or prior to the Closing Date, and Buyer liable to the extent such items relate to periods subsequent to the Closing Date.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE TRANSACTIONS

8.1 Conditions to Each Party’s Obligations

The respective obligations of Seller and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or before the Closing Date of the following conditions, any or all of which may be waived in writing in whole or in part by Seller or Buyer, as the case may be, to the extent permitted by applicable Legal Requirements:

(a) No Order. No Governmental Authority will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other Order (in each case, whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Closing illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Closing will be in effect, nor will any Proceeding brought by an administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.

8.2 Conditions to Obligations of Buyer

The obligation of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or before the Closing Date of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a) Representations and Warranties True. Each of the representations and warranties of Seller (i) in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by their terms by reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though such representation and warranty were made on and as of the Closing Date, except for representations and warranties which address matters as of a particular date, in which case such representations will be true and correct as of such particular date.

(b) Performance. Seller will have performed and complied in all material respects with the covenants and agreements contained in this Agreement required to be performed or complied with by it on or prior to the Closing.

(c) Closing Deliverables. Buyer will have received from Seller the closing deliverables set forth in Section 2.7.

(d) Related Agreements. Buyer shall have received all other documents required under this Agreement and any of the Related Agreements.

(e) Governmental and Other Consents. (i) All filings with and other consents of any Governmental Authority required to be made or obtained in connection with the transactions contemplated by this Agreement and the Related Agreements shall have been made or obtained and shall be in full force and effect, and all waiting periods shall have expired or terminated; and (ii) each of the consents identified in Schedule 8.2(e) shall have been obtained and shall be in full force and effect.

(f) No Material Adverse Effect. Between the date of this Agreement and the Closing Date, no event shall have occurred or circumstance shall exist that has had a Material Adverse Effect.

(g) Release of Liens. Buyer shall have received evidence satisfactory to it of the release by any Person who held a security interest in the Purchased Assets of all Encumbrances on the Purchased Assets (other than any Permitted Encumbrances that (i) secure the Assumed Liabilities or (ii) constitute a minor imperfection of title which does not materially impair the value of the Purchased Assets or the use of the Purchased Assets).

(h) No Proceedings. No Governmental Authority and no other Person shall have commenced any Proceeding: (a) seeking to challenge, restrain, prohibit or make illegal the consummation of the transactions contemplated by this Agreement and the Related Agreements (the “Transactions”) or seeking the recovery of damages from Buyer or any of its Affiliates or Representatives in connection therewith; (b) seeking to prohibit or limit the exercise by Buyer or any Affiliate of Buyer of any material right pertaining to its ownership of any of the Purchased Assets or the operation of the Business after Closing; (c) that may have the effect of resulting in an Encumbrance on any Purchased Asset other than any Permitted Encumbrance that (i) secures the Assumed Liabilities or (ii) constitutes a minor imperfection of title which does not materially impair the value of the Purchased Assets or the use of the Purchased Assets; or (d) seeking to compel any of Seller any Selling Subsidiary, Buyer or any Affiliate of Buyer to dispose of or hold separate any material assets as a result of the Transactions. Notwithstanding the foregoing, if all Proceedings described above (if any) are settled or dismissed prior to the Outside Date, the condition set forth in this Section 8.2(h) shall be deemed to have been satisfied.

(i) Legal Opinion. Buyer shall have received a legal opinion from Morris, Nichols, Arsht & Tunnell LLP, counsel to Seller, addressed to Buyer in the agreed form provided to Buyer prior to the date hereof.

(j) Employees. (i) At least 80% of the Key Employees shall have accepted Buyer’s offer of employment effective upon the Closing; and (ii) at least 75% of the Employees shall have accepted Buyer’s offer of employment effective upon the Closing and such acceptance shall not have been terminated or rescinded by such Employees as of the Closing.

8.3 Conditions to Obligations of Seller

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or before the Closing Date of the following conditions, any of which may be waived, in writing, exclusively by Seller:

(a) Representations and Warranties True. Each of the representations and warranties of Buyer (i) in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by their terms by reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though such representation and warranty were made on and as of the Closing Date, except for representations and warranties which address matters as of a particular date, in which case such representations will be true and correct as of such particular date. Buyer shall deliver to Seller a certificate, signed by a duly authorized officer of Buyer and dated the Closing Date, to the effect that the conditions set forth in this Section 8.3(a) have been satisfied.

(b) Performance. Buyer will have performed and complied in all material respects with the covenants and agreements contained in this Agreement required to be performed or complied with by it on or prior to the Closing. Buyer shall deliver to Seller a certificate, signed by a duly authorized officer of Buyer and dated the Closing Date, to the effect that the conditions set forth in this Section 8.3(b) have been satisfied.

(c) Closing Deliverables. Seller will have received from Buyer the closing deliverables set forth in Section 2.8.

ARTICLE IX

INDEMNIFICATION; SURVIVAL

9.1 By Seller

From and after the Closing Date (but subject to Sections 9.3 and 9.9(a)), Seller will hold harmless and indemnify Buyer, its Subsidiaries and any of Buyer’s Representatives (each, a “Buyer Indemnitee”) from and against, and will compensate and reimburse each of the Buyer Indemnitees for, any Damages which are suffered or incurred by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of:

(i) any inaccuracy in or Breach of any representation or warranty made by Seller in this Agreement as of the date of this Agreement (in each case, after giving effect to any Material Adverse Effect or other materiality qualification or any similar qualification contained in such representation or warranty);

(ii) any inaccuracy in or Breach of any representation or warranty made by Seller in this Agreement as if such representation or warranty was made on and as of the Closing Date, except for representations or warranties which address matters as of a particular date, in which case, as of such particular date, (in each case, after giving effect to any Material Adverse Effect or other materiality qualification or any similar qualification contained in such representation or warranty);

(iii) any Excluded Liability;

(iv) any Excluded Asset;

(v) any breach by Seller of, or failure by Seller to, perform any covenant, agreement or obligation of Seller contained in this Agreement or any Related Agreement;

(vi) any of the matters disclosed on Schedule 3.11 of the Disclosure Schedule; or

(vii) the transfer to Buyer or any of its Affiliates, whether pursuant to the Transfer Regulations or otherwise, in connection with the transactions contemplated hereby of any Identified Employee and the termination of employment of any such Identified Employee by Buyer or its Affiliate.

9.2 By Buyer

From and after the Closing Date (but subject to Section 9.3), Buyer will hold harmless and indemnify Seller, its Subsidiaries and Representatives (each, a “Seller Indemnitee”) from and against, and will compensate and reimburse Seller for, any Damages which are suffered or incurred by any of the Seller Indemnitees, or to which any of the Seller Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of (i) any Assumed Liability or (ii) any Breach by Buyer of, or failure by Buyer to, perform any covenant, agreement or obligation of Buyer contained in Section 6.2 of this Agreement.

9.3 Limitation of Liability

(a) Except in the (i) case of fraud, (ii) indemnification claims under Section 9.1(iii), (iv), (vi) and (vii), or (iii) any inaccuracy in or Breach of any representation or warranty made in Sections 3.3, 3.4, and 3.6(b), the aggregate liability of Seller for indemnification claims under this Article IX, the Bill of Sale, and the Assignment Agreement, will not exceed the Escrow Amount.

(b) Notwithstanding any provision of this Agreement to the contrary, except in the (i) case of fraud, (ii) indemnification claims under Section 9.1(iii), (iv), (vi) and (vii), or (iii) any inaccuracy in or Breach of any representation or warranty made in Sections 3.3, 3.4, and 3.6(b), no Buyer Indemnitee will be entitled to indemnification under this Article IX until the aggregate of all amounts due to Buyer Indemnitees under this Article IX exceeds $250,000, in which case the Buyer Indemnitees will be entitled to recover the full amount of the Damages suffered.

(c) Notwithstanding any provision of this Agreement to the contrary, no Seller Indemnitee will be entitled to indemnification under this Article IX until the aggregate of all amounts due to Seller Indemnitees under this Article IX exceeds $250,000, in which case the Seller Indemnitees will be entitled to recover the full amount of the Damages suffered.

(d) Notwithstanding anything to the contrary in this Agreement and except in the case of fraud, willful misconduct or criminal conduct, the parties agree that the indemnification provisions in this Article IX will constitute the sole and exclusive remedy for any losses, claims or disputes regarding this Agreement, the Bill of Sale, and the Assignment Agreement (except for claims for injunctive relief under Section 5.4 hereof).

(e) For the avoidance of doubt, if: (i) Seller notifies Buyer in accordance with the requirements of Section 5.3 of the discovery by Seller after the date of this Agreement of any event, condition, fact or circumstance that (A) existed prior to the date of this Agreement and (B) caused or constitutes an inaccuracy in or Breach of any representation or warranty made by Seller as of the date of this Agreement; (ii) such inaccuracy in or Breach of a representation or warranty made as of the date of this Agreement does not constitute fraud; and (iii) such event, condition, fact or circumstance causes or constitutes an inaccuracy in or Breach of any representation or warranty repeated by Seller as of the Closing because it was not disclosed in the Disclosure Schedule delivered to Buyer on the date of this Agreement, then such inaccuracy in or Breach of such representation or warranty repeated as of the Closing resulting from such failure of Seller to have disclosed such event, condition, fact or circumstance in the Disclosure Schedule on the date of this Agreement shall not be deemed to constitute fraud.

9.4 Procedure for Claims

(a) In order to seek indemnification under this Article IX, a Person entitled to indemnification under Section 9.1 or Section 9.2 (an “Indemnified Party”) will deliver, in good faith, a written demand (an “Indemnification Demand”) to Seller (in the case of Indemnification Demands from a Buyer Indemnitee) or Buyer (in the case of Indemnification Demands from a Seller Indemnitee) which contains (i) a description and the amount (the “Asserted Damages Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article IX for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

(b) Within thirty (30) days after delivery of an Indemnification Demand to Seller or Buyer (as the case may be), such party will deliver to the other of such parties a written response (the “Response”) in which the party providing the Response will:

(i) agree that the Indemnified Party is entitled to receive cash equal to all of the Asserted Damages Amount (subject to the limitations of Section 9.3);

(ii) agree that the Indemnified Party is entitled to receive cash equal to part, but not all, of the Asserted Damages Amount (such portion, the “Agreed Portion of Damages”) (subject to the limitations of Section 9.3); or

(iii) dispute that the Indemnified Party is entitled to receive any of the Asserted Damages Amount.

(c) If the party providing a Response pursuant to Section 9.4(b) will (i) dispute that the Indemnified Party is entitled to receive any of the Asserted Damages Amount, or (ii) agree that the Indemnified Party is entitled to only the Agreed Portion of Damages, Seller and Buyer will attempt in good faith to agree upon the rights of the respective parties with respect to each of the indemnification claims that comprise the Asserted Damages Amount (or the portion of the Asserted Damages Amount not comprising the Agreed Portion of Damages). If Seller and Buyer should so agree, a memorandum setting forth such agreement will be prepared and signed by both such parties. If no such agreement can be reached after good faith negotiation within sixty (60) days after delivery of a Response, either Buyer or Seller may pursue whatever legal remedies may be available for recovery of the Asserted Damages Amount claimed.

(d) If a claim for indemnification is covered by insurance, such claim for indemnification shall be reduced by the amount actually received by Buyer from the insurance carrier (after deducting therefrom the amount of expenses incurred by Buyer in procuring such recovery, including any prospective or increased premiums or costs). Buyer shall make the reasonable commercial efforts necessary to pursue such insurance claim. However, Buyer may, concurrent with continuing to pursue such insurance claim, make a claim for indemnification to Seller pursuant to this Article IX and shall be entitled to receive payment on account of such claim pursuant to this Article IX regardless of whether or not the insurance carrier has already paid for the corresponding insurance claim. Once Seller pays the indemnification claim to Buyer, Buyer shall continue to pursue such insurance coverage or assign such claim to Seller and any monies received by Buyer at any time from any insurance carrier regarding such claim, shall be paid to Seller by Buyer up to the full indemnified claim amount previously paid by Seller (after deducting therefrom the amount of expenses incurred by Buyer in procuring such recovery, including any prospective or increased premiums or costs).

9.5 Third Party Claims

(a) In the case that Seller is the Indemnifying Party:

(i) If Buyer receives notice of or otherwise becomes aware of any claim by a third-party (“Third Party Claim”) which Buyer reasonably expects would result in a indemnification claim under this Article IX, Buyer shall promptly notify Seller of such Third Party Claim; provided, however, that the failure to give prompt notice shall not affect the indemnification provided hereunder except to the extent Seller has been actually and materially prejudiced as a result of such failure. The notice of a Third Party Claim shall include, based on the information then available to Buyer, a summary in reasonable detail of the basis for the Third Party Claim and a reasonable estimate of the Damages. Seller shall, within ten (10) Business Days of receipt of such notice, notify Buyer whether Seller desires to undertake and conduct the defense of such Third Party Claim (provided that Seller may not assume the defense of a Third Party Claim (A) unless the then remaining amount of the Escrow Fund would be sufficient to cover all indemnification obligations reasonably expected to become payable in respect of the Third Party Claim and all other pending or unsatisfied claims made on the Escrow Fund or Seller otherwise provides reasonable assurance of its ability to satisfy all indemnification obligations reasonably expected to become payable in respect of the Third Party Claim, (B) if, in the reasonable opinion of counsel to Buyer, such Third Party Claim seeks any injunction, declaratory judgment or other non-monetary order or equitable relief against any Buyer Indemnitee, or (C) if the litigation or outcome of such Third Party Claim would reasonably be expected to materially impact Buyer or its business). Buyer hereby consents to Seller assuming the defense of the Third Party Claims referred to in Section 9.1(vi) subject to the terms and conditions of this Section 9.5.

(ii) If Seller assumes the defense of a Third Party Claim, notwithstanding any other provision of this Agreement, the Indemnifying Parties shall be liable for the full amount of all Damages incurred by the Buyer Indemnitee(s) arising out of or relating to such Third Party Claim (and, for the avoidance of doubt, without regard to any of the limitations provided for in this Article IX) and Seller shall take all actions necessary or appropriate to defend against the Third Party Claim. Buyer may, at its own expense, participate in the defense of any such Third Party Claim assumed by Seller and Seller shall in good faith take into account the views of Buyer.

(iii) If Seller assumes the defense of a Third Party Claim and in the reasonable opinion of counsel to the applicable Buyer Indemnitee, (x) there are or may be substantive legal defenses available to such Buyer Indemnitee that are different from or additional to those available to the Seller, or (y) a conflict of interest may arise between the positions of such Buyer Indemnitee and the Seller in conducting the defense of any such action that would make such separate representation advisable, the Buyer Indemnitee shall be entitled to select separate counsel to act on its behalf and the fees and expenses of such separate counsel shall be additional indemnifiable Damages under this Article IX; provided, however, that in no event shall Seller be required to pay fees and expenses under this indemnity for more than one firm of attorneys (in addition to local counsel) in any jurisdiction in any one legal action or group of related legal actions. If Seller does not assume the defense of a Third Party Claim, Seller may, at its own expense, participate in the defense of any such Third Party Claim and Buyer shall in good faith take into account the views of Seller; provided that, subject to clause (iv) below, Buyer shall have full control over the litigation, including settlement and compromise thereof.

(iv) Neither Seller nor Buyer may settle any matter (in whole or in part) without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer may withhold consent to any settlement unless such settlement (A) includes a complete and unconditional release of the Buyer Indemnitee, (B) excludes any injunctive or non-monetary relief applicable to the Buyer Indemnitee, and (C) excludes any finding or admission of fault, liability or any violation of law.

(b) In the case that Buyer is the Indemnifying Party:

(i) If Seller receives notice of or otherwise become aware of any Third Party Claim which Seller reasonably expects would result in an indemnification claim, Seller shall promptly notify Buyer of such Third Party Claim; provided, however, that the failure to give prompt notice shall not affect the indemnification provided hereunder except to the extent Buyer has been actually and materially prejudiced as a result of such failure. The notice of a Third Party Claim shall include, based on the information then available to Seller, a summary in reasonable detail of the basis for the Third Party Claim and a reasonable estimate of the Damages.

(ii) Buyer shall have full control over the litigation, including settlement and compromise thereof; provided, however, Buyer may not settle any matter (in whole or in part) without the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii) Seller may, at its own expense, participate in the defense of any such Third Party Claim assumed by Buyer and Buyer shall in good faith take into account the views of Seller.

9.6 Purchase Price Adjustment

Except as otherwise required under applicable Legal Requirements, all indemnification payments made pursuant to this Article IX will be treated as an adjustment to the Purchase Price. Buyer and Seller agree to cooperate in the preparation of a supplemental allocation of the Purchase Price as a result of any adjustment to the Purchase Price pursuant to the preceding sentence.

9.7 Payment of Indemnification Claims

Any amounts owed to Buyer following the resolution of a claim pursuant to Section 9.4 shall be satisfied first from the Escrow Fund. In the event the aggregate amount owed to Buyer following the resolution of all claims exceeds the Escrow Amount, Seller shall pay any remaining amounts owed to Buyer within five (5) Business Days following the resolution of such claim(s).

9.8 Release of Remaining Escrow Amount

The Escrow Amount shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement. In accordance with and subject to the terms of the Escrow Agreement, within ten (10) Business Days following the Survival Expiration Date (the “Escrow Expiration Date”), the Escrow Agent shall release and deliver to Seller the remaining Escrow Amount, if any (other than any portion of the Escrow Fund that is the subject of any outstanding claim or dispute).

9.9 Survival of Representations, Warranties and Covenants

(a) The representations and warranties made by Seller in this Agreement will survive the Closing and will expire twelve (12) months after the Closing Date (the “Survival Expiration Date”). Notwithstanding the foregoing, the representations and warranties of Seller made in Sections 3.3, 3.4 and 3.6(b) of this Agreement shall survive until the expiration of the applicable statute of limitations. The covenants of the parties to be performed after the Closing shall survive the Closing as contemplated herein.

(b) Nothing contained in this Section 9.9 or elsewhere in this Agreement will limit any rights or remedy of any Buyer Indemnitee or any Seller Indemnitee for claims based on fraud.

(c) The representations and warranties made by Seller, and the covenants and obligations of Seller, and the rights and remedies that may be exercised by the Buyer Indemnitees, will not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Buyer Indemnitees or any of their Representatives.

(d) The covenants and obligations of Buyer, and the rights and remedies that may be exercised by the Seller Indemnitees, will not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Seller Indemnitees or any of their Representatives.

ARTICLE X

TERMINATION

10.1 Grounds for Termination

This Agreement may be terminated at any time prior to the Closing Date:

(a) By mutual written consent of Buyer and Seller;

(b) By either Buyer or Seller, if the Closing has not occurred by that date which is sixty (60) days following the date of this Agreement, which date may be extended from time to time by written agreement of Buyer and Seller (such date, as it may be extended, the “Outside Date”); provided, however, that the right to terminate this Agreement under this paragraph (b) of Section 10.1 shall not be available to a party if such failure to close results from such party breaching any of its covenants, representations or warranties in this Agreement; provided further, however, that in the event the Closing has not occurred by the Outside Date set forth above solely because the condition set forth in Section 8.2(h) has not been satisfied, then the Outside Date shall be further extended to that date which is ninety (90) days following the Outside Date set forth above;

(c) By Seller if Buyer shall have Breached any of its covenants hereunder in any material respect or if the representations and warranties of Buyer contained in this Agreement shall not be true and correct in all material respects, and in either event, which Breach or failure to be true and correct would result in the failure to satisfy one or more of the conditions set forth in Section 8.3 and if such Breach is subject to cure, Buyer has not cured such Breach within ten (10) Business Days of Seller’s written notice of an intent to terminate this Agreement; provided, however, that Seller shall not have this right to terminate if it is in material Breach of its representations, warranties and covenants under this Agreement or has otherwise failed in any material respect to perform its obligations under this Agreement;

(d) By Buyer if Seller shall have Breached any of its covenants hereunder in any material respect or if the representations and warranties of Seller contained in this Agreement shall not be true and correct in all material respects, and in either event, which Breach or failure to be true and correct would result in the failure to satisfy one or more of the conditions set forth in Section 8.2 and if such Breach is subject to cure, Seller has not cured such Breach within ten (10) Business Days of Buyer’s written notice of an intent to terminate this Agreement; provided, however, that Buyer shall not have this right to terminate if it is in material Breach of its representations, warranties or covenants under this Agreement or has otherwise failed in any material respect to perform its obligations under this Agreement;

(e) By Buyer, if any event has occurred or circumstance has arisen, either individually or in the aggregate, since the date of this Agreement that has had a Material Adverse Effect; or

(f) By either Seller or Buyer, if there shall be in effect a final nonappealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence).

10.2 Effect of Termination

If this Agreement is terminated pursuant to Section 10.1, this Section 10.2 and Sections 6.4, 11.1 and 11.4 shall survive the termination hereof, but the rights and obligations of the parties hereunder will otherwise terminate. In addition, with respect to Sections 10.1(c) and 10.1(d) only, either party may pursue any further legal or equitable remedies that may be available to it if such termination is based on a breach by the other party.

ARTICLE XI

MISCELLANEOUS

11.1 Contents of Agreement, Amendment, Parties in Interest, Assignment, Etc.

This Agreement, the Schedules and Exhibits attached hereto, and the Related Agreements referred to herein together embody the entire agreement and understanding of the parties concerning the subject matter contained herein, and supersedes any and all prior agreements and understandings between the parties, whether written or oral, other than the Confidentiality Agreement. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. No provision of this Agreement may be waived, modified or otherwise changed by any means, including, without limitation, any course of dealing, course of performance or trade usage, or oral evidence of any nature, except pursuant to a writing executed by the party against which enforcement of such waiver, modification or change is sought. The parties hereby acknowledge and agree that they have complied with the confidentiality provisions of the Assumed Contracts in connection with the negotiation of this Agreement and the transactions contemplated hereby and in no event shall either party have any claim to the contrary against the other, including any claim for indemnification under this Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto. No party hereto shall assign this Agreement or any right, benefit or obligation hereunder, except as otherwise herein expressly provided.

11.2 Interpretation

Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, (b) “or” has the inclusive meaning frequently identified with the phrase “and/or” and (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” or “without limitation.” The Section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. Unless otherwise expressly stated, all dollars specified in this Agreement shall be in United States dollars. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

11.3 Notices

All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or national overnight courier or other delivery service, provided that notice by facsimile message shall only be effective if confirmed by at least one other method of notification provided for herein. Any notices shall be deemed given upon the earlier of the date when received at, or the third (3rd) day after the date when sent by registered or certified mail or the day after the date when sent by facsimile message to the fax number set forth below or by national overnight courier to the address set forth below, unless such address or fax number is changed by notice to the other party hereto:

If to Buyer:

PMC-Sierra, Inc.

3975 Freedom Circle

Santa Clara, CA 95054

Attention: Alinka Flaminia, General Counsel

Telephone Number:	(408) 239-8000
Fax Number:	(408) 239-8166

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Ave, Suite 1100

Palo Alto, CA 94301

Attention: Kenton J. King & M. Amr Razzak

Telephone Number:	(650) 470-4500
Fax Number:	(650) 470-4570

If to Seller:

Adaptec, Inc.

691 S. Milpitas Blvd

Milpitas, CA 95035

Attention: John J. Quicke, Interim President and Chief Executive Officer

Telephone Number:	(408) 945-8600
Fax Number:	(408) 262-2533

with a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, NY 10022-1106

Attention: Steve Wolosky, Esq.

Telephone Number:	(212) 451-2230
Fax Number:	(212) 451-2222

11.4 Governing Law; Consent to Jurisdiction; Consent To Service Of Process

(a) This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to its provisions concerning conflict of laws. Each of the parties hereto irrevocably appoints each and every of its officers as its attorneys upon whom may be served, by regular or certified mail at the address set forth in Section 11.3 hereof, any notice, process or pleading in any action or proceeding against it arising out of or in connection with this Agreement; and each hereby further agrees that any action or proceeding against it may be commenced and maintained in any court within the State of Delaware by service of process on any such officer, and that the courts of the State of Delaware shall have jurisdiction with respect to the subject matter hereof and the parties hereto.

(b) THE PARTIES ACKNOWLEDGE THAT THEY HAVE EACH IRREVOCABLY WAIVED ANY RIGHT THEY MAY HAVE TO A JURY TRIAL WITH REGARD TO ANY DISPUTE OR CLAIM ARISING UNDER THIS AGREEMENT.

(c) Each party hereby consents to process being served by the other party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of this Section 11.4.

11.5 Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. A facsimile copy of an executed original of this Agreement shall have the same force and effect as an executed original.

11.6 Specific Performance

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

11.7 No Third Party Beneficiaries

No provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the parties hereto. Without limiting the generality of the foregoing, no provision of this Agreement shall create any third party beneficiary rights in any Employee or former Employee of Seller (including any beneficiary or dependent thereof) in respect of continued employment by Buyer or otherwise.

11.8 Schedules and Exhibits

All Exhibits and Schedules, including the Disclosure Schedule, referred to herein are intended to be and hereby are specifically made a part of this Agreement. The Schedules, including the Disclosure Schedule, shall consist of individual schedules, each of which shall be numbered and lettered in the same manner as the section or subsection of this Agreement to which such schedule relates. Disclosures made under one Schedule of the Disclosure Schedule or any other Schedule shall be deemed as disclosure relating to one or more other Schedules only if such disclosure is specifically cross-referenced in such other Schedules.

11.9 Severability

The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement in one jurisdiction shall not affect the enforceability of this Agreement in any other jurisdiction or of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clause or sections contained in this Agreement shall be declared invalid in a jurisdiction, this Agreement shall be construed in so far as the laws of that jurisdiction are concerned, as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted and so as to effect as closely as possible the intent of the parties as contemplated in this Agreement. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

11.10 Effect of Investigation

No information provided to or obtained by Buyer pursuant to Section 5.2, notice delivered to Buyer pursuant to Section 5.3 or any other investigation or knowledge acquired by Buyer, any other Buyer Indemnitee or any of their respective Representatives, whether before or after the execution hereof, shall (i) operate as a waiver with respect to or otherwise affect any representation, warranty, covenant or agreement made or given (as modified by the Disclosure Schedule delivered concurrently with the execution of this Agreement) by Seller or any condition to the obligations of Buyer, in each case, in this Agreement or any Related Agreement or in any other instrument or document delivered in connection herewith or therewith, or (ii) limit or otherwise affect the remedies available to Buyer hereunder (including, but not limited to, any Buyer Indemnitee’s right to seek indemnification pursuant to Article IX hereof).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.

ADAPTEC, INC.

By:	/s/ JOHN J. QUICKE
Name:	John J. Quicke
Title:	Interim President and Chief Executive Officer

PMC-SIERRA, INC.

By:	/s/ GREGORY S. LANG
Name:	Gregory S. Lang
Title:	President & Chief Executive Officer